As filed with the Securities and Exchange Commission on October 11, 2002
                                                      Registration No. 333-97207
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                 AMENDMENT NO.1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       Medicis Pharmaceutical Corporation
             (Exact Name of Registrant as Specified in Its Charter)

                                   ----------

                Delaware                               52-1574808
     (State or Other Jurisdiction of                (I.R.S. Employer
     Incorporation or Organization)                Identification No.)

                             8125 North Hayden Road
                         Scottsdale, Arizona 85258-2463
                                 (602) 808-8800
          (Address, including zip code, and Telephone Number, including area code, of Registrant's Principal Executive Office)

                                   ----------

                                 Jonah Shacknai
                       Chairman of the Board of Directors
                             Chief Executive Officer
                       Medicis Pharmaceutical Corporation
                             8125 North Hayden Road
                         Scottsdale, Arizona 85258-2463
                                 (602) 808-8800
                      (Name, Address and Telephone Number,
                   including Area Code, of Agent For Service)

                                   Copies to:
                             Stephen E. Older, Esq.
                       Akin Gump Strauss Hauer & Feld, LLP
                               590 Madison Avenue
                            New York, New York 10022
                                 (212) 872-1000

      Approximate date of commencement of proposed sale to the public: From time to time as determined by the selling securityholders.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

      The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is effective. This prospectus is not an offer to sell these securities, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED OCTOBER 11, 2002

PROSPECTUS

[MEDICIS LOGO]

--------------------------------------------------------------------------------
$400,000,000
2.5% Contingent Convertible Senior Notes Due 2032 and
Class A Common Stock Issuable Upon Conversion of the Notes
--------------------------------------------------------------------------------

We sold $400,000,000 aggregate principal amount of our 2.5% Contingent Convertible Notes Due 2032 in private transactions on June 4, 2002 and June 10, 2002. Selling securityholders may use this prospectus to resell from time to time their Notes and shares of our Class A common stock issuable upon conversion of the Notes, including the rights attached to our Class A common stock as described in "Description of Capital Stock." We will not receive any of the proceeds from the sale by the selling securityholders of the Notes or the shares of our Class A common stock issuable upon conversion of the Notes.

The Notes are convertible, at your option, prior to the maturity date into shares of our Class A common stock in the following circumstances:

o during any quarter commencing after June 30, 2002, if the closing sale price of our Class A common stock over a specified number of trading days during the previous quarter is more than 110% of the conversion price of the Notes on the last trading day of the previous quarter;

o     if we have called the Notes for redemption;

o during the five trading day period immediately following any nine consecutive trading day period in which the trading price of the Notes per $1,000 principal amount for each day of such period was less than 95% of the product of the closing sale price of our Class A common stock on that day multiplied by the number of shares of our Class A common stock issuable upon conversion of $1,000 principal amount of the Notes; or

o     upon the occurrence of specified corporate transactions.

The Notes are initially convertible at a conversion price of $58.10 per share, which is equal to a conversion rate of approximately 17.2117 shares per $1,000 principal amount of Notes, subject to adjustment. Our Class A common stock is listed on the New York Stock Exchange under the symbol "MRX." On October 10, 2002, the closing sale price of our Class A common stock was $39.54 per share.

The Notes bear interest at a rate of 2.5% per annum. Interest on the Notes is payable on June 4 and December 4 of each year, beginning on December 4, 2002. We also will pay contingent interest at a rate equal to 0.5% per annum during any six-month period, with the initial six-month period commencing June 4, 2007, if the average trading price of the Notes per $1,000 principal amount for the five trading day period ending on the third trading day immediately preceding the first day of the applicable six-month period equals $1,200 or more.

The Notes will mature on June 4, 2032. We may redeem some or all of the Notes at any time on or after June 11, 2007, at a redemption price, payable in cash, of 100% of the principal amount of the Notes, plus accrued and unpaid interest (including contingent interest, if any) to the date of redemption. Holders may require us to repurchase all or a portion of their Notes on June 4, 2007, 2012 and 2017, and upon a change in control, as defined in the indenture governing the Notes, at 100% of the principal amount of the Notes, plus accrued and unpaid interest (including contingent interest, if any) to the date of repurchase, payable in cash.

The Notes issued in the private placements are eligible for trading in the PORTAL(SM) market of the National Association of Securities Dealers, Inc. The Notes sold using this prospectus, however, will no longer be eligible for trading in the PORTAL market. We do not intend to list the Notes on any other national securities exchange or automated quoting system.

Investing in the Notes and our Class A common stock issuable upon their conversion involves certain risks. See "Risk Factors" beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or the Class A common stock issuable upon conversion of the Notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2002.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

FORWARD-LOOKING STATEMENTS.....................................................i
SUMMARY........................................................................1
RISK FACTORS...................................................................7
USE OF PROCEEDS...............................................................20
RATIOS OF EARNINGS TO FIXED CHARGES...........................................20
PRICE RANGE OF CLASS A COMMON STOCK...........................................21
DIVIDEND POLICY...............................................................21
DESCRIPTION OF NOTES..........................................................22
DESCRIPTION OF CAPITAL STOCK..................................................34
SELLING SECURITYHOLDERS.......................................................36
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS................................40
PLAN OF DISTRIBUTION..........................................................47
LEGAL MATTERS.................................................................49
EXPERTS.......................................................................49
WHERE YOU CAN FIND MORE INFORMATION...........................................49
INCORPORATION BY REFERENCE....................................................49

                                   ----------

      In connection with this offering, no person is authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus. If information is given or representations are made, you may not rely on that information or representations as having been authorized by us. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not imply from the delivery of this prospectus, nor from any sale made under this prospectus, that our affairs are unchanged since the date of this prospectus or that the information contained in this prospectus is correct as of any time after the date of this prospectus. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

      We are not making any representation to any purchaser of the Notes and the shares of Class A common stock underlying the Notes regarding the legality of an investment in the Notes and the shares of Class A common stock underlying the Notes by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the Notes and the shares of Class A common stock underlying the Notes.

                                   ----------

                           FORWARD-LOOKING STATEMENTS

      This prospectus and the documents incorporated by reference in this prospectus contain both historical and forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the following: growth opportunities and increasing market share, earnings estimates, future financial performance and other matters. Although we believe that the expectations contained in these forward-looking statements are reasonable, you cannot be assured that these expectations will prove correct.

      The words "anticipate," "believe," "estimate," "expect," "intend," "will" and similar expressions, as they relate to us, are intended to identify forward-looking statements. Similarly, statements that describe our objectives, plans and goals are or may be forward-looking statements. These forward-looking statements are not based on historical facts, but rather reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should our underlying assumptions prove incorrect, actual results may vary materially from those described in this prospectus as anticipated, believed, estimated, expected or intended. Whether actual results will conform with expectations and predictions is subject to a number of risks and uncertainties, including, but not limited to, those described in "Risk Factors."

      You should carefully review all information, including the information included in the section entitled "Risk Factors" and the financial statements and the notes to the financial statements and related disclosures incorporated by reference in this prospectus. We do not assume any responsibility for updating forward-looking information contained in this prospectus.

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                                     SUMMARY

      As used in this prospectus, unless the context otherwise requires, "we," "us," "our" or "Medicis" refers to Medicis Pharmaceutical Corporation and its subsidiaries. "Ascent" refers to Ascent Pediatrics, Inc. The following summary is not complete and does not contain all of the information that may be important to you. We encourage you to read the entire prospectus and the documents incorporated by reference in this prospectus. Our registered trademarks include, but are not limited to, BUPHENYL(R), DYNACIN(R), LOPROX(R), LUSTRA(R), ORAPRED(R), OVIDE(R), PLEXION(R) and TRIAZ(R). OMNICEF(R) is a registered trademark of Abbott Laboratories, Inc. under a license from Fujisawa Pharmaceutical Co., Ltd. All other brand names and trademarks appearing in this prospectus are the property of their respective holders.

                                   Our Company

      We are a leading specialty pharmaceutical company focusing primarily on developing and marketing drugs in the U.S. for the treatment of dermatological, pediatric and podiatric conditions. We believe that annual U.S. pharmaceutical sales in these markets exceed $10 billion. We offer a broad range of drugs addressing various conditions including acne, fungal infections, asthma, rosacea, hyperpigmentation, photoaging, psoriasis, eczema, skin and skin-structure infections, seborrheic dermatitis, head lice and cosmesis (improvement in the texture and appearance of skin).

      We currently offer 17 branded products. Our eight core brands, DYNACIN(R), LOPROX(R), LUSTRA(R), OMNICEF(R), ORAPRED(R), OVIDE(R), PLEXION(R) and TRIAZ(R), account for substantially all of our revenue. Most of our core brands enjoy market leadership in the segments in which they compete. Because of the significance of these brands to our business, we concentrate our sales and marketing efforts in promoting them to physicians in our target markets. We also sell a number of other products, all of which are profitable, but which are considered less critical to our business.

      Our dedicated sales force, consisting of approximately 170 employees, focuses on high prescribing dermatologists, pediatricians and podiatrists. Since a relatively small number of physicians is responsible for writing a majority of prescriptions, we believe that the size of our sales force is appropriate to reach our target physicians. Our dermatology sales force consists of approximately 95 employees who regularly call on approximately 4,500 dermatologists and 2,500 podiatrists. Our pediatric sales force, which became part of Medicis following the merger with Ascent, consists of approximately 75 employees who call on approximately 12,000 pediatricians.

      We have built our business by executing a four-part growth strategy. This strategy consists of growing existing core brands, developing new products and important product line extensions, entering into strategic collaborations and acquiring complementary products, technologies and businesses.

      During the past five years, we have consummated a number of strategic mergers and acquisitions. In November 2001, we expanded into the pediatric market through our merger with Ascent. Ascent markets products to U.S.-based pediatricians, including an oral treatment for children with asthma and other inflammatory respiratory conditions. Since the merger, this sales force has introduced three of our core dermatological brands to high prescribing pediatricians.

      Over the five-year period ended June 30, 2001, we grew net revenues and net income, absent a special charge associated with a research and development payment in fiscal 2001, at compound annual growth rates of 42.1% and 31.5%, respectively. For the nine months ended March 31, 2002, we achieved gross margins of 83.2% and operating margins of 35.0% (39.0% excluding a special research and development charge associated with the Ascent merger). During this nine-month period we generated $53.4 million in cash flow from operations.

                                   ----------

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                                       1

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      Our principal executive offices are currently located at 8125 North Hayden
Road, Scottsdale, Arizona 85258-2463, and our telephone number is (602)
808-8800. Although we maintain a website at www.medicis.com, we do not intend that the information available through our website be incorporated into this prospectus.

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                                       2

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                                  The Offering

Issuer...........................       Medicis Pharmaceutical Corporation.

Notes Offered....................       $400,000,000 aggregate principal amount
                                        of 2.5% Contingent Convertible Senior
                                        Notes Due 2032.

Maturity.........................       June 4, 2032.

Ranking..........................       The Notes are our senior unsecured
                                        obligations. The Notes rank senior in
                                        right of payment to all of our existing
                                        and future subordinated indebtedness and rank equal in right of payment to all of our existing and future senior unsecured liabilities.

                                        We are not restricted by the Notes from
                                        incurring additional indebtedness, and
                                        we and our subsidiaries have significant ability to incur liens.

Interest Payment Dates...........       June 4 and December 4, beginning
                                        December 4, 2002.

Contingent Interest..............       We will pay contingent interest during
                                        any six-month period from June 4 to
                                        December 3 and from December 4 to June
                                        3, with the initial six-month period
                                        commencing June 4, 2007, if the average
                                        trading price of the Notes per $1,000
                                        principal amount for the five trading
                                        day period ending on the third trading
                                        day immediately preceding the first day
                                        of the applicable six-month period
                                        equals $1,200 or more. During any period when contingent interest is payable, it will be payable at a rate equal to 0.5% per annum.

Conversion Rights................       Holders may surrender Notes for
                                        conversion into shares of our Class A
                                        common stock prior to the maturity date
                                        in the following circumstances:

                                        o   during any quarter commencing after
                                            June 30, 2002, if the closing sale
                                            price of our Class A common stock
                                            for at least 20 trading days in the
                                            period of 30 consecutive trading
                                            days ending on the last trading day
                                            of the quarter preceding the quarter
                                            in which the conversion occurs, is
                                            more than 110% of the conversion
                                            price per share of our Class A
                                            common stock on that 30th trading
                                            day;

                                        o   if we have called the Notes for
                                            redemption;

                                        o   during the five trading day period
                                            immediately following any nine
                                            consecutive trading day period in
                                            which the trading price per $1,000
                                            principal amount of the Notes for
                                            each day of such period was less
                                            than 95% of the product of the
                                            closing sale price of our Class A
                                            common stock on that day multiplied
                                            by the number of shares of our Class
                                            A common stock issuable upon
                                            conversion of $1,000 principal
                                            amount of the Notes; or

                                        o   upon the occurrence of specified
                                            corporate transactions described
                                            under "Description of
                                            Notes--Conversion Rights."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                        Holders may convert any outstanding
                                        Notes into shares of our Class A common
                                        stock at the initial conversion price
                                        per share of $58.10. This represents a
                                        conversion rate of approximately 17.2117 shares of Class A common stock per $1,000 principal amount of Notes. The conversion price may be adjusted for certain reasons, but will not be adjusted for accrued interest. Upon conversion, the holder will not receive any cash payment representing accrued and unpaid interest, including contingent interest, if any.

Optional Redemption..............       We may redeem some or all of the Notes
                                        at any time on or after June 11, 2007,
                                        at a price equal to 100% of the
                                        principal amount of the Notes, plus
                                        accrued and unpaid interest, including
                                        contingent interest, if any, up to but
                                        not including the date of redemption,
                                        payable in cash.

Repurchase of Notes at the
   Option of the Holder..........       On June 4, 2007, 2012 and 2017, you may
                                        require us to repurchase your Notes for
                                        a purchase price, payable in cash, equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, including contingent interest, if any, up to, but not including, the date of repurchase. See "Description of
                                        Notes--Repurchase of Notes at the Option of the Holder."

Change in Control................       When a change in control, as that term
                                        is defined in "Description of
                                        Notes--Right to Require Purchase of
                                        Notes upon a Change in Control" occurs,
                                        you will have the right to require us to repurchase your Notes at a purchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, including contingent interest, if any, up to, but not including, the date of repurchase payable in cash.

Form of the Notes................       The Notes are represented by one or more
                                        Global Notes in fully registered form,
                                        without coupons, deposited with a
                                        custodian for, and registered in the
                                        name of a nominee of, The Depository
                                        Trust Company, or DTC. Beneficial
                                        interests in the Global Notes will be
                                        shown on, and transfers of the Global
                                        Notes will be effected only through,
                                        records maintained by DTC and its
                                        participants. See "Description of
                                        Notes--Book-Entry System."

Registration Rights..............       We have agreed to use all reasonable
                                        efforts to keep the shelf registration
                                        statement, of which this prospectus
                                        forms a part, effective until the
                                        earlier of:

                                        o   the second anniversary of the date
                                            on which the Notes were initially
                                            issued;


                                        o   the sale pursuant to the shelf
                                            registration of all of the Notes and
                                            any shares of our Class A common
                                            stock issued upon conversion of the
                                            Notes; and

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                        o   the expiration of the holding period
                                            applicable to the Notes and the
                                            shares of Class A common stock
                                            issuable upon conversion of the
                                            Notes held by non-affiliates of
                                            Medicis under Rule 144(k) of the
                                            Securities Act, or any successor
                                            provision, subject to certain
                                            exceptions.

Trading..........................       The Notes issued in the private
                                        placements are eligible for trading in
                                        the PORTAL market. The Notes sold using
                                        this prospectus, however, will no longer be eligible for trading in the PORTAL market. We do not intend to list the Notes on any other national securities exchange or automated quotation system.
                                        Our Class A common stock is traded on
                                        the New York Stock Exchange under the
                                        symbol "MRX."

Use of Proceeds..................       We will not receive any proceeds from
                                        the sale by any selling securityholder
                                        of the Notes or our Class A common stock issuable upon conversion of the Notes.

Risk Factors.....................       See "Risk Factors" and the other
                                        information in this prospectus for a
                                        discussion of the factors you should
                                        carefully consider before deciding to
                                        invest in the Notes and our Class A
                                        common stock issuable upon conversion of the Notes.

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                                       5

--------------------------------------------------------------------------------

                                   Tax Summary

      We intend to treat the Notes as contingent payment debt instruments for U.S. federal income tax purposes. Based on this treatment, in general, beneficial owners of the Notes will be required to accrue interest income on the Notes in the manner described in this prospectus, regardless of whether the beneficial owner uses the cash or accrual method of tax accounting. Beneficial owners will be required, in general, to accrue interest based on the rate at which we would issue a fixed rate nonconvertible debt instrument with terms and conditions similar to the Notes (which we have determined to be 9.5%), rather than at a lower rate based on the accruals of stated interest on the Notes. Accordingly, beneficial owners of Notes will be required to include interest in taxable income in each year in excess of the accruals of stated interest on the Notes. Furthermore, upon a sale, purchase by us at your option, exchange, conversion or redemption of the Notes, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the Notes. The amount realized by you will include, in the case of a conversion, the fair market value of the stock you receive. Any gain on a sale, purchase by us at your option, exchange, conversion or redemption of the Notes will be treated as ordinary interest income. Non-U.S. Investors considering a purchase of the Notes may be subject to significantly different rules. You should consult your tax advisor as to the U.S. federal, state, local, foreign or other tax consequences of acquiring, owning and disposing of the Notes. See "Certain U.S. Federal Income Tax Considerations."

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                                       6

                                  RISK FACTORS

      In considering whether to purchase the Notes and the shares of Class A common stock issuable upon conversion of the Notes, you should carefully consider all the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the risk factors described below. The risks and uncertainties set forth below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business and results of operations.

                          Risks Related to Our Business

We derive a majority of our prescription volume from our core branded products, and any factor adversely affecting the prescription volume related to these products could harm our business, financial condition and results of operations.

      We derive a majority of our prescription volume from our core branded products. We believe that the prescription volume of our core branded products will constitute the majority of our prescription volume for the foreseeable future. Accordingly, any factor adversely affecting our prescription volume related to our core products, individually or collectively, could harm our business, financial condition and results of operations. Many of our core branded products are subject to generic competition currently or may be in the near future. Each of our core branded products could be rendered obsolete or uneconomical by regulatory or competitive changes. Prescription volume related to our core branded products could also be adversely affected by other factors, including:

      o     manufacturing or supply interruptions;

      o the development of new competitive pharmaceuticals and technological advances to treat the conditions addressed by our core branded products;

      o     marketing or pricing actions by one or more of our competitors;

      o regulatory action by the FDA and other government regulatory agencies;

      o changes in the prescribing practices of dermatologists, pediatricians and/or podiatrists;

      o restrictions on travel affecting the ability of our sales force to market to prescribing physicians in person;

      o changes in the reimbursement or substitution policies of third-party payors or retail pharmacies;

      o     product liability claims; and

      o the outcome of disputes relating to trademarks, patents, license agreements and other rights.

Our operating results and financial condition may fluctuate.

      Our operating results and financial condition may fluctuate from quarter to quarter and year to year depending upon the relative timing of events or uncertainties which may arise. The following events or occurrences, among others, could cause fluctuations in our financial performance from period to period:

      o changes in the amount we spend to develop, acquire or license new products, technologies or businesses;

      o     changes in the amount we spend to promote our products;

      o delays between our expenditures to acquire new products, technologies or businesses and the generation of revenues from those acquired products, technologies or businesses;

      o changes in treatment practices of physicians that currently prescribe our products;

      o changes in reimbursement policies of health plans and other similar health insurers, including changes that affect newly developed or newly acquired products;

      o increases in the cost of raw materials used to manufacture our products;

      o manufacturing and supply interruptions, including failure to comply with manufacturing specifications;

      o     development of new competitive products by others;

      o     the mix of products that we sell during any time period;

      o     our responses to price competition;

      o     expenditures as the result of legal actions;

      o     market acceptance of our products;

      o the impairment and write-down of goodwill or other intangible assets;

      o implementation of new or revised accounting, securities, tax or corporate responsibility rules, policies, regulations or laws;

      o     disposition of non-core products, technologies and other rights;

      o termination or expiration of, or the outcome of disputes relating to, trademarks, patents, license agreements and other rights;

      o increases in insurance rates for existing products and the cost of insurance for new products;

      o general economic and industry conditions, including changes in interest rates affecting returns on cash balances and investments, that affect customer demand;

      o     seasonality of demand for our products; and

      o     our level of research and development activities.

We depend upon our key personnel and our ability to attract, train and retain employees.

      Our success depends significantly on the continued individual and collective contributions of our senior management team. We have not entered into employment agreements with any of our key managers, with the exception of our Chairman and Chief Executive Officer. The loss of the services of any member of our senior management or the inability to hire and retain experienced management personnel could harm our operating results. In addition, our future success depends on our ability to hire, train and retain skilled employees. Competition for these employees is intense.

We may not be able to identify and acquire products, technologies and businesses on acceptable terms, if at all, which may constrain our growth.

      Our strategy for continued growth includes the acquisition of products, technologies and businesses. These acquisitions could involve acquiring other pharmaceutical companies' assets, products or technologies. In addition, we may seek to obtain licenses or other rights to develop, manufacture and distribute products. We cannot be certain that we will be able to identify suitable acquisition or licensing candidates or if any will be available on acceptable terms. Other pharmaceutical companies, with greater financial, marketing and sales resources than we have, have also tried to grow through similar acquisition and licensing strategies. Because of their greater resources, our competitors may be able to offer better terms for an acquisition or license than we can offer, or they may be able to demonstrate a greater ability to market licensed products.

We may not be able to achieve the anticipated benefits of our recent merger with Ascent.

      In November 2001, we completed our merger with Ascent for consideration of approximately $60.0 million in cash plus up to an additional $10.0 million per year for each of the first five years following closing based upon reaching certain sales threshold milestones on Ascent's products. We market, through the Ascent sales force, a leading pediatric product for the treatment of acute asthma as well as other core dermatological products.

      We expect that the transaction will result in opportunities for economies of scale and operating efficiencies. We will not be able to achieve the benefits of the Ascent merger unless we are able to continue to integrate the operations of Ascent. We cannot assure you that this will occur. In addition, the consolidation of operations requires substantial attention from management. Any diversion of management's attention and any difficulties encountered in the transition and integration process could prevent us from achieving the cost savings and other benefits anticipated to result from the Ascent transaction.

Our continued growth depends upon our ability to develop new products.

      We have internally developed potential pharmaceutical compounds and agents. We also have acquired the rights to certain potential compounds and agents in various stages of development. We currently have a variety of new products in various stages of research and development and are working on possible improvements, extensions and reformulations of some existing products. These research and development activities, as well as the clinical testing and regulatory approval process, which must be completed before commercial quantities of these products can be sold, will require significant commitments of personnel and financial resources. Due to the limited financial resources available for research and development, we cannot assure you that we will be able to develop a product or technology in a timely manner, or at all. Delays in the research, development, testing or approval processes will cause a corresponding delay in revenue generation from those products. Regardless of whether these products are ever released to the market, the expense of such processes will have already been incurred.

      We reevaluate our research and development efforts regularly to assess whether our efforts to develop a particular product or technology are progressing at a rate that justifies our continued expenditures. On the basis of these reevaluations, we have abandoned in the past, and may abandon in the future, our efforts on a particular product or technology. We cannot assure you that any product we are researching or developing will ever be successfully released to the market. If we fail to take a product or technology from the development stage to market on a timely basis, we may incur significant expenses without a near-term financial return.

      We have in the past, and may in the future, supplement our internal research and development by entering into research and development agreements with other pharmaceutical companies. We may, upon entering into such agreements, be required to make significant up-front payments to fund the project. We cannot be sure, however, that we will be able to locate adequate research partners or that supplemental research will be available on terms acceptable to us in the future. If we are unable to enter into additional research partnership arrangements, we may incur additional costs to continue research and development internally or abandon certain projects. Even if we are able to enter into collaborations, we cannot assure you that these arrangements will result in successful product development or commercialization.

We depend on licenses from others, and any loss of such licenses could harm our business, market share and profitability.

      We have acquired the rights to manufacture, use and/or market certain products, including certain of our core products. We also expect to continue to obtain licenses for other products and technologies in the future. Our license agreements generally require us to develop a market for the licensed products. If we do not develop these markets, the licensors may be entitled to terminate these license agreements.

      We cannot be certain that we will fulfill all of our obligations under any particular license agreement for any variety of reasons, including insufficient resources to adequately develop and market a product, and lack of market development despite our diligence and lack of product acceptance. Our failure to fulfill our obligations could result in the loss of our rights under a license agreement.

      Our inability to continue the distribution of any particular licensed product could harm our business, market share and profitability. Also, certain products we license are used in connection with other products we own or license. A loss of a license in such circumstances could materially harm our ability to market and distribute these other products.

      Our growth and acquisition strategy depends upon the successful integration of licensed products with our existing products. Therefore, any loss, limitation or flaw in a licensed product could impair our ability to market and sell our products, delay new product development and introduction, and/or harm our reputation. These problems, individually or together, could harm our business and results of operation.

We depend on a limited number of customers, and if we lose any of them, our business could be harmed.

      Our customers include some of the nation's leading wholesale pharmaceutical distributors, such as Quality King Distributors, Cardinal Health, McKesson Corporation, Amerisource Bergen Corporation, and major drug chains. During fiscal 2002, Quality King, Cardinal Health, McKesson and Amerisource Bergen accounted for 26.7%, 22.4%, 19.4% and 11.1%, respectively, of our net revenues. The loss of any of these customers' accounts or a reduction in their purchases could harm our business, financial condition or results of operations. In addition, we may face pricing pressure from our larger customers.

      The distribution network for pharmaceutical products has, in recent years, been subject to increasing consolidation. As a result, a few large wholesale distributors control a significant share of the market. In addition, the number of independent drug stores and small chains has decreased as retail consolidation has occurred. Further consolidation among, or any financial difficulties of, distributors or retailers could result in the combination or elimination of warehouses which may result in product returns to our company, cause a reduction in the inventory levels of distributors and retailers, or otherwise result in reductions in purchases of our products, any of which could harm our business, financial condition and results of operations.

We rely on others to manufacture our products.

      Currently, we outsource all of our product manufacturing needs and do not manufacture any of our products. Typically, our manufacturing contracts are short-term. We are dependent upon renewing agreements with our existing manufacturers or finding replacement manufacturers to satisfy our requirements. As a result, we cannot be certain that manufacturing sources will continue to be available or that we can continue to outsource the manufacturing of our products on reasonable or acceptable terms. In addition to our manufacturing agreements, we outsource the manufacture of OVIDE(R) on a purchase order basis.

      The underlying cost to us for manufacturing our products is established in our agreements with these outside manufacturers. Because of the short-term nature of these agreements, our expenses for manufacturing are not fixed and could change from contract to contract. If the cost of production increases, our gross margins could be negatively affected.

      In addition, we rely on outside suppliers to provide us with an adequate and reliable supply of our products on a timely basis. Any loss of a supplier or any difficulties that arise in the supply chain could significantly affect our inventories and supply of products available for sale. In some cases, we do not have alternative sources of supply for our products. In the event our primary suppliers are unable to fulfill our requirements for any reason, it could reduce our sales, margins and market share, as well as harm our overall business and financial results. If we are unable to supply sufficient amounts of our products on a timely basis, our revenues and market share could decrease and, correspondingly, our profitability could decrease.

      Under our supply agreements, with certain exceptions, we must purchase most of our product supply from specific manufacturers. If any of these exclusive manufacturer or supplier relationships were terminated, we would be forced to find a replacement manufacturer or supplier. The FDA requires that all manufacturers used by pharmaceutical companies comply with the FDA's regulations, including the current Good Manufacturing Practices, or cGMP, regulations applicable to manufacturing processes. The cGMP validation of a new facility and the approval of that manufacturer for a new drug product may take a year or more before manufacture can begin at the facility. Delays in obtaining FDA validation of a replacement manufacturing facility could cause an interruption in the supply of our products. Although we have business interruption insurance covering the loss of income for up to 12 months, which may mitigate the harm to us from the interruption of the manufacturing of our largest selling products caused by certain events, the loss of a manufacturer could still cause a reduction in our sales, margins and market share, as well as harm our overall business and financial results.

Our reliance on third-party manufacturers and suppliers can be disruptive to our inventory supply.

      We and the manufacturers of our products rely on suppliers of raw materials used in the production of our products. Some of these materials are available from only one source and others may become available from only one source. Any disruption in the supply of raw materials or an increase in the cost of raw materials to our manufacturers could have a significant effect on their ability to supply us with our products.

      We try to maintain inventory levels that are no greater than necessary to meet our current projections. Any interruption in the supply of finished products could hinder our ability to timely distribute finished products. If we are unable to obtain adequate product supplies to satisfy our customers' orders, we may lose those orders and our customers may cancel other orders and stock and sell competing products. This in turn could cause a loss of our market share and reduce our revenues.

      We cannot be certain that supply interruptions will not occur or that our inventory will always be adequate. Numerous factors could cause interruptions in the supply of our finished products including:

      o timing, scheduling and prioritization of production by our contract manufacturers;

      o     labor interruptions;

      o     changes in our sources for manufacturing;

      o     the timing and delivery of domestic and international shipments;

      o our failure to locate and obtain replacement manufacturers as needed on a timely basis; and

      o     conditions affecting the cost and availability of raw materials.

         We estimate customer demand for our products primarily through use of third party syndicated data sources which track prescriptions written by health care providers and dispensed by licensed pharmacies. These data are extrapolations from information provided only by certain pharmacies, and are estimates of historical demand levels. We observe trends from these data, and, coupled with certain proprietary information, prepare demand forecasts that are the basis for purchase orders for finished and component inventory from our third party manufacturers and suppliers. Our forecasts may fail to accurately anticipate ultimate customer demand for products. Overestimates of demand may result in excessive inventory production; underestimates may result in inadequate supply of our products in channels of distribution.

         We sell our products primarily to major wholesalers and retail pharmacy chains. Consistent with pharmaceutical industry patterns, approximately 80% of our net revenues are derived from four major drug wholesale concerns. While we attempt to estimate inventory levels of our products at our major wholesale customers, using historical prescription information and historical purchase patterns, this process is inherently imprecise. Rarely do wholesale customers provide us complete inventory levels at regional distribution centers, or within their national distribution systems. We rely wholly upon our wholesale and drug chain customers to effect the distribution allocation of our products. There can be no assurance that these customers will adequately manage their local and regional inventories to avoid spot outages. Based upon historically consistent purchasing patterns of our major wholesale customers, we believe our estimates of trade inventory levels of our products are reasonable. We further believe that inventories of our products among wholesale customers, taken as a whole, are similar to those of other specialty pharmaceutical companies, and that our trade practices, which periodically involve volume discounts and early payment discounts, are typical of the industry.

         We periodically offer promotions to wholesale and chain drugstore customers to encourage dispensing of our products, consistent with a health care provider's prescription. Because many of the our products compete in multi-source markets, it is important for us to ensure the licensed health care providers' dispensing instructions are fulfilled with our branded products and are not substituted with a generic product or another therapeutic alternative product which may be contrary to the licensed health care providers' recommended prescribed Medicis brand. We believe that a critical component of our brand protection program is maintenance of full product availability at drugstore and wholesale customers. Such availability strongly reduces the probability of local and regional product substitutions, shortages and backorders, which could result in lost sales. We expect to continue providing favorable terms to wholesale and retail drug chain customers as may be necessary to ensure the fullest possible distribution of our branded products within the pharmaceutical chain of commerce.

      We cannot control or influence greatly the purchasing patterns of wholesale and retail drug chain customers. These are highly sophisticated customers that purchase our products in a manner consistent with their industry practices and perceived business interests. Our sales are subject to the purchase requirements of our major customers, which, presumably, are based upon their projected demand levels. Purchases by any given customer, during any given measurement period, may be above or below actual prescription volumes of one or more of our products during the same measurement period, resulting in increases or decreases in product inventory existing in the distribution channel, which are managed presumably in accordance with such customer's business practices.

Fluctuations in demand for our products create inventory maintenance uncertainties.

      We typically experience greater revenues and, correspondingly, greater income during the last month of each fiscal quarter. We attempt to match our expenditures for inventory with these historical fluctuations in demand. However, if these demand patterns change or we experience even a short delay in delivery of inventory, revenue could be deferred or even lost if products are unavailable to meet peak demand. A deferral of revenue to a later period, or the loss of revenue completely, could cause significant period to period fluctuations in our operating results, as a significant portion of our operating expenses are fixed in the short term. These fluctuations could result in us not meeting earnings expectations or result in operating losses for a particular period.

Our success depends on our ability to manage our growth.

      We recently experienced a period of rapid growth from both acquisitions and internal expansion of our operations. This growth has placed significant demands on our human and financial resources. We must continue to improve our operational, financial and management information controls and systems and effectively motivate, train and manage our employees to properly manage this growth. Even if these steps are taken, we cannot be sure that our recent acquisitions will be assimilated successfully into our business operations. If we do not manage this growth effectively, maintain the quality of our products despite the demands on our resources and retain key personnel, our business could be harmed.

If we are unable to protect our intellectual property and proprietary rights, our business could suffer.

      We believe that the protection of our trademarks and service marks is an important factor in product recognition and in our ability to maintain or increase market share. If we do not adequately protect our rights in our various trademarks and service marks from infringement, their value to us could be lost or diminished. If the marks we use are found to infringe upon the trademark or service mark of another company, we could be forced to stop using those marks and, as a result, we could lose the value of those marks and could be liable for damages caused by an infringement.

      The patents and patent applications in which we have an interest may be challenged as to their validity or enforceability. Challenges may result in potentially significant harm to our business. The cost of responding to these challenges and the inherent costs to defend the validity of our patents, including the prosecution of infringements and the related litigation, could be substantial. Such litigation also could require a substantial commitment of our management's time.

      We are pursuing several U.S. patent applications, although we cannot be sure that any of these patents will ever be issued. We also have acquired rights under certain patents and patent applications in connection with our licenses to distribute products and by assignment of rights to patents and patent applications from certain of our consultants and officers. These patents and patent applications may be subject to claims of rights by third parties. If there are conflicting claims to the same patent or patent application, we may not prevail and, even if we do have some rights in a patent or application, those rights may not be sufficient for the marketing and distribution of products covered by the patent or patent application.

      The ownership of a patent or an interest in a patent does not always provide significant protection. Others may independently develop similar technologies or design around the patented aspects of our technology. We only conduct patent searches to determine whether our products infringe upon any existing patents when we think such searches are appropriate. As a result, the products and technologies we currently market, and those we may market in the future, may infringe on patents and other rights owned by others. If we are unsuccessful in any challenge to the marketing and sale of our products or technologies, we may be required to license the disputed rights, if the holder of those rights is willing, or to cease marketing the challenged products, or to modify our products to avoid infringing upon those rights. A claim or finding of infringement regarding one of our products could harm our business, financial condition and results of operations. The costs of responding to infringement claims could be substantial and could require a substantial commitment of our management's time.

      The expiration of patents may expose our products to additional competition. For example, our patent covering BUPHENYL(R) expires in 2004.

      We also rely upon trade secrets, unpatented proprietary know-how and continuing technological innovation in developing and manufacturing many of our core products. We require all of our employees, consultants and advisors to enter into confidentiality agreements prohibiting them from taking or disclosing our proprietary information and technology. Nevertheless, these agreements may not provide meaningful protection for our trade secrets and proprietary know-how if they are used or disclosed. Despite all of the precautions we may take, people who are not parties to confidentiality agreements may obtain access to our trade secrets or know-how. In addition, others may independently develop similar or equivalent trade secrets or know-how.

If we become subject to product liability claims, our earnings and financial condition could suffer.

      We are exposed to risks of product liability claims from allegations that our products resulted in adverse effects to the patient or others. These risks exist even with respect to those products that are approved for commercial sale by the FDA and manufactured in facilities licensed and regulated by the FDA.

      In addition to our desire to reduce the scope of our potential exposure to these types of claims, many of our customers require us to maintain product liability insurance as a condition of conducting business with us. We currently carry product liability insurance in the amount of $50.0 million per claim and $50.0 million in the aggregate on a claims-made basis. Nevertheless, this insurance may not be sufficient to cover all claims made against us. We also cannot be certain that our current coverage will continue to be available in the future on reasonable terms, if at all. If we are liable for any product liability claims in excess of our coverage or outside of our coverage, the cost and expense of such liability could cause our earnings and financial condition to suffer.

We selectively outsource certain non-sales and non-marketing services, and cannot assure you that we will be able to obtain adequate supplies of such services on acceptable terms.

      To enable us to focus on our core marketing and sales activities, we selectively outsource certain non-sales and non-marketing functions, such as laboratory research, manufacturing and warehousing. As we expand our activities in these areas, additional financial resources are expected to be utilized. We typically do not enter into long-term manufacturing contracts with third party manufacturers. Whether or not such contracts exist, we cannot assure you that we will be able to obtain adequate supplies of such services or products in a timely fashion, on acceptable terms, or at all.

                          Risks Related to Our Industry

The growth of managed care organizations, other third party reimbursement policies, state regulatory agencies and retailer fulfillment policies may harm our pricing, which may reduce our market share and margins.

      Our operating results and business success depend in large part on the availability of adequate third party payor reimbursement to patients for our prescription-brand products. These third party payors include government entities such as Medicaid, private health insurers and managed care organizations. Because of the size of the patient population covered by managed care organizations, marketing of prescription drugs to them and the pharmacy benefit managers that serve many of these organizations has become important to our business.

      Managed care organizations and other third party payors try to negotiate the pricing of medical services and products to control their costs. Managed care organizations and pharmacy benefit managers typically develop formularies to reduce their cost for medications. Formularies can be based on the prices and therapeutic benefits of the available products. Due to their lower costs, generic products are often favored. The breadth of the products covered by formularies varies considerably from one managed care organization to another, and many formularies include alternative and competitive products for treatment of particular medical conditions. Exclusion of a product from a formulary can lead to its sharply reduced usage in the managed care organization patient population. Payment or reimbursement of only a portion of the cost of our prescription products could make our products less attractive, from a net-cost perspective, to patients, suppliers and prescribing physicians. We cannot be certain that the reimbursement policies of these entities will be adequate for our branded pharmaceutical products to compete on a price basis. If our products are not included within an adequate number of formularies or adequate reimbursement levels are not provided, or if those policies increasingly favor generic products, our market share and gross margins could be harmed, as could our overall business and financial condition.

      Some of our products are not of a type generally eligible for reimbursement. It is possible that products manufactured by others could address the same effects as our products and be subject to reimbursement. If this were the case, some of our products may be unable to compete on a price basis. In addition, decisions by state regulatory agencies, including state pharmacy boards, and/or retail pharmacies may require substitution of generic for branded products, may prefer competitors' products over our own, and may impair our pricing and thereby constrain our market share and growth.

      Managed care initiatives to control costs have influenced primary-care physicians to refer fewer patients to dermatologists and other specialists. Further reductions in these referrals could reduce the size of our potential market, and harm our business, financial condition and results of operation.

Obtaining FDA and other regulatory approvals is time consuming and expensive.

      The process of obtaining FDA and other regulatory approvals is time consuming and expensive. Clinical trials are required and the marketing and manufacturing of pharmaceutical products are subject to rigorous testing procedures. We may not be able to obtain FDA approval to conduct clinical trials or to manufacture and market any of the products we develop, acquire or license. Moreover, the costs to obtain approvals could be considerable and the failure to obtain or delays in obtaining an approval could significantly harm our business performance and financial results. Even if pre-marketing approval from the FDA is received, the FDA is authorized to impose post-marketing requirements such as:

      o testing and surveillance to monitor the product and its continued compliance with regulatory requirements;

      o submitting products for inspection and, if any inspection reveals that the product is not in compliance, prohibiting the sale of all products from the same lot;

      o     suspending manufacturing;

      o     switching status from prescription to over-the-counter drug;

      o     recalling products; and

      o     withdrawing marketing clearance.

      In their regulation of advertising, the FDA and FTC from time to time issue correspondence to pharmaceutical companies alleging that some advertising or promotional practices are false, misleading or deceptive. The FDA has the power to impose a wide array of sanctions on companies for such advertising practices, and the receipt of correspondence from the FDA alleging these practices could result in the following:

      o incurring substantial expenses, including fines, penalties, legal fees and costs to comply with the FDA's requirements;

      o     changes in the methods of marketing and selling products;

      o taking FDA-mandated corrective action, which may include placing advertisements or sending letters to physicians rescinding previous advertisements or promotion; and

      o disruption in the distribution of products and loss of sales until compliance with the FDA's position is obtained.

We are subject to extensive governmental regulation.

      Pharmaceutical companies are subject to significant regulation by a number of national, state and local agencies. The FDA has jurisdiction over all of our business and administers requirements covering testing, manufacturing, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our products. In addition, the FTC and state and local authorities regulate the advertising of over-the-counter drugs and cosmetics. Failure to comply with applicable regulatory requirements could, among other things, result in:

      o     fines;

      o     changes to advertising;

      o     suspensions of regulatory approvals of products;

      o     product recalls;

      o     delays in product distribution, marketing and sale; and

      o     civil or criminal sanctions.

      Our prescription and over-the-counter products receive FDA review regarding their safety and effectiveness. However, the FDA is permitted to revisit and change its prior determinations. We cannot be sure that the FDA will not change its position with regard to the safety or effectiveness of our products. If the FDA's position changes, we may be required to change our labeling or formulations, or cease to manufacture and market the challenged products. Even prior to any formal regulatory action, we could voluntarily decide to cease distribution and sale or recall any of our products if concerns about the safety or effectiveness develop.

      Before marketing any drug that is considered a "new drug" by the FDA, the FDA must provide its pre-marketing approval of the product. All products which are considered drugs which are not "new drugs" and that generally are recognized by the FDA as safe and effective for use do not require the FDA's pre-marketing approval. We believe that some of our products, as they are promoted and intended for use, are exempt from treatment as "new drugs" and are not subject to pre-marketing approval by the FDA. The FDA, however, could take a contrary position and we could be required to seek FDA approval of those products and the marketing of those products. We could also be required to withdraw those products from the market.

      In recent years, various legislative proposals have been offered in Congress and in some state legislatures that include major changes in the health care system. These proposals have included price or patient reimbursement constraints on medicines, restrictions on access to certain products and mandatory substitution of generic for branded products. We cannot predict the outcome of such initiatives, and it is difficult to predict the future impact of the broad and expanding legislative and regulatory requirements affecting us.

We face significant competition within our industry.

      The pharmaceutical industry is highly competitive. Competition in our industry occurs on a variety of fronts, including:

      o     developing and bringing new products to market before others;

      o     developing new technologies to improve existing products;

      o developing new products to provide the same benefits as existing products at less cost; and

      o developing new products to provide benefits superior to those of existing products.

      Many of our competitors are large, well-established companies in the fields of pharmaceuticals, chemicals, cosmetics and health care. Our competitors include Aventis, Bristol-Myers Squibb, Elan, Galderma, GlaxoSmithKline, ICN Pharmaceuticals, Johnson & Johnson, Pfizer, Pharmacia, Schering-Plough, Wyeth and others. Many of these companies have greater resources than we do to devote to marketing, sales, research and development and acquisitions. As a result, they have a greater ability to undertake more extensive research and development, marketing and pricing policy programs. It is possible that our competitors may develop new or improved products to treat the same conditions as our products or make technological advances reducing their cost of production so that they may engage in price competition through aggressive pricing policies to secure a greater market share to our detriment. These competitors also may develop products which make our current or future products obsolete. Any of these events could significantly harm our business and financial results, including reducing our market share and gross margins.

      We sell and distribute both prescription brands and over-the-counter products. Each of these products competes with products produced by others to treat the same conditions. Several of our prescription products compete with generic pharmaceuticals, which claim to offer equivalent benefit at a lower cost. In some cases, insurers and other health care payment organizations try to encourage the use of these less expensive generic brands through their prescription benefits coverages and reimbursement policies. These organizations may make the generic alternative more attractive to the patient by providing different amounts of reimbursement so that the net cost of the generic product to the patient is less than the net cost of our prescription brand product. Aggressive pricing policies by our generic product competitors and the prescription benefits policies of third party payors could cause us to lose market share or force us to reduce our gross margins in response.

                           Risks Related to the Notes

We may not be able to repurchase the Notes when required to.

      On June 4, 2007, 2012 and 2017 and upon the occurrence of a change in control, holders of the Notes may require us to offer to repurchase their Notes for cash. We may not have sufficient funds at the time of any such events to make the required repurchases.

      The source of funds for any repurchase required as a result of any such events will be our available cash or cash generated from operating activities or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds will be available at the time of any such events to make any required repurchases of the Notes tendered. Furthermore, the use of available cash to fund the repurchase of the Notes may impair our ability to obtain additional financing in the future.

Our reported earnings per share may be more volatile because of the conversion contingency provision of the Notes.

      Holders of the Notes may convert the Notes into our Class A common stock during any quarter commencing after June 30, 2002, if the closing sale price of our Class A common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the quarter preceding the quarter in which the conversion occurs is more than 110% of the conversion price per share of our Class A common stock on that 30th trading day. Until this contingency is met, the shares underlying the Notes are not included in the calculation of basic or fully diluted earnings per share. Should this contingency be met, earnings per share would be expected to decrease as a result of the inclusion of the underlying shares in the earnings per share calculation. Volatility in our stock price could cause this condition to be met in one quarter and not in a subsequent quarter, increasing the volatility of fully diluted earnings per share.

You should consider the U.S. federal income tax consequences of owning Notes.

      We intend to treat the Notes as contingent payment debt instruments for U.S. federal income tax purposes. As a result of such treatment, if you are a U.S. investor who is a holder of Notes, you will be required to include amounts in income, as ordinary income, in advance of the receipt of the cash or other property attributable thereto. The amount of interest income required to be included by you for each year will be in excess of the stated interest (and contingent interest, if any) that accrues on the Notes. You will recognize gain or loss on the sale, purchase by us at your option, exchange, conversion or redemption of a Note in an amount equal to the difference between the amount realized on the sale, purchase by us at your option, exchange, conversion or redemption, including the fair market value of any of our Class A common stock received upon conversion, and your adjusted tax basis in the Note. Any gain recognized by you on the sale, purchase by us at your option, exchange, conversion or redemption of a Note generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. Non-U.S. persons are urged to consult their tax advisors regarding a prospective purchase of the Notes. Certain U.S. federal income tax consequences of ownership of the Notes are summarized in this prospectus under the heading "Certain U.S. Federal Income Tax Considerations."

We expect that the trading value of the Notes will be significantly affected by the price of our Class A common stock and other factors.

      The market price of the Notes is expected to be significantly affected by the market price of our Class A common stock. This may result in greater volatility in the trading value of the Notes than would be expected for nonconvertible debt securities. In addition, the Notes have a number of features, including conditions to conversion, which, if not met, could result in a holder receiving less than the value of our Class A common stock into which a

Note would otherwise be convertible. These features could adversely affect the value and the trading prices for the Notes.

Because there is no current market for the Notes, we cannot assure you that an active trading market will develop.

      There is no established trading market for the Notes. Although the Notes sold to qualified institutional buyers under Rule 144A are eligible for trading in the PORTAL market, the Notes resold pursuant to this prospectus will no longer trade in the PORTAL market. As a result there may be a limited market for the Notes. We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated quotation system. Accordingly, we cannot predict whether an active trading market for the Notes, following their registration, will develop or be sustained. If an active market for the Notes fails to develop or to be sustained, the trading price of the Notes could fall. Moreover, the Notes could trade at prices that may be lower than their initial offering price. In addition, the market price for the Notes may be adversely affected by changes in our financial performance, changes in the overall market for similar securities and changes in performance or prospects for companies in our industry.

                    Risks Related to Our Class A Common Stock

The price of our Class A common stock has fluctuated significantly during the past several years and may fluctuate significantly in the future, which may make it difficult for you to resell the Notes or the shares of our Class A common stock into which the Notes may be converted at prices you find attractive.

      Our Class A common stock is traded on the New York Stock Exchange and has experienced and may continue to experience significant price and volume fluctuations that could adversely affect the market price of our Class A common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in financial results, earnings below analysts' estimates and financial performance and other activities of other publicly traded companies in the pharmaceutical and dermatological product industries could cause the price of our Class A common stock to fluctuate substantially. The price of the Notes may be affected by changes in the price of our Class A common stock. Any similar fluctuations in the future could adversely affect the market price of our Class A common stock. See "Price Range of Class A Common Stock."

Future sales of our common stock could adversely affect our Class A common stock price.

      As of October 10, 2002, an aggregate of 6,888,057 shares of our Class A common stock were issuable upon exercise of outstanding stock options under our stock option plans, and an additional 2,679,150 shares of our Class A common stock were reserved for the issuance of additional options and shares under these plans. On July 11, 2002, the Board of Directors approved the Medicis 2002 Stock Option Plan, under which up to 3,000,000 shares of our Class A common stock will be issuable. As of October 11, 2002, options to acquire 1,238,950 have been issued under the Medicis 2002 Stock Option Plan. The 2002 Stock Option Plan excludes officers and directors.

      Future sales of our Class A common stock and instruments convertible or exchangeable into our common stock and transactions involving equity derivatives relating to our common stock, or the perception that such sales or transactions could occur, could adversely affect the market price of our common stock. This could, in turn, have an adverse effect on the trading price of the Notes resulting from, among other things, a delay in the ability of holders to convert their Notes into our Class A common stock.

Our charter provisions, rights plan, stock option vesting, employment agreement and Delaware law may have anti-takeover effects.

      Our certificate of incorporation and bylaws authorize the board of directors to designate and issue, without stockholder approval, preferred stock with voting, conversion and other rights and preferences that could differentially and adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock or of rights to purchase preferred stock could be used to discourage an unsolicited acquisition proposal. Moreover, we have granted a dividend of one preference stock purchase right on each outstanding share of our Class A common stock and Class B common stock. Under certain circumstances, after a person has acquired beneficial ownership of a certain percentage of our common stock, each right will entitle the holder to purchase, at the right's then-current exercise price, stock of our company or our successor at a discount. In addition, certain provisions of Delaware law applicable to our company and certain provisions of our certificate of incorporation and bylaws could also delay or make more difficult a merger, tender offer or proxy contest involving our company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met. Our senior management is entitled to certain payments upon a change in control. All of our stock option plans provide for the acceleration of vesting in the event of a change in control in our company.

      The possible issuance of preferred stock, the rights granted to stockholders under our rights plan, Delaware law, provisions of our certificate of incorporation and bylaws and our stock option plans and change of control payments could each have the effect of delaying, deferring or preventing a change in control of our company, including, without limitation, discouraging a proxy contest, making more difficult the acquisition of a substantial block of our common stock and limiting the price that investors might in the future be willing to pay for shares of our common stock. Under certain circumstances, our obligations in a change of control may require us to make payments that would constitute excess parachute payments under the Internal Revenue Code of 1986, as amended. In the event that we were required to make payments constituting excess parachute payments, these payments would not be tax deductible for us. See "Description of Capital Stock."

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale by any selling stockholder of the Notes or our Class A common stock issuable upon conversion of the Notes.

                       RATIOS OF EARNINGS TO FIXED CHARGES

      We have presented in the table below our historical consolidated ratio of earnings to fixed charges for the periods shown.


                                                            Fiscal Year Ended June 30,
                                                   -----------------------------------------
                                                   1998      1999      2000    2001    2002
                                                   ----      ----      ----    ----    ----
         Ratios of earnings to fixed charges       5.3x     26.9x     21.0x    22.2x   27.6x

      For purposes of computing the ratios of earnings to fixed charges, earnings represent pretax income from continuing operations plus fixed charges. Fixed charges represent interest expense and the portion of rents representative of interest related to continuing operations.

                       PRICE RANGE OF CLASS A COMMON STOCK

      Our Class A common stock trades on the New York Stock Exchange under the symbol "MRX." The following table sets forth, for the periods indicated, the high and low sale prices per share for our Class A common stock as reported on the New York Stock Exchange. On October 10, 2002, the closing sale price of our Class A common stock as reported on the New York Stock Exchange was $39.54, per share.

                                                             High       Low
                                                           --------  --------
          Fiscal Year 2000
            First Quarter..............................    $  32.88  $  20.25
            Second Quarter.............................       43.75     22.75
            Third Quarter..............................       51.94     35.25
            Fourth Quarter.............................       64.75     34.25

          Fiscal Year 2001
            First Quarter..............................    $  67.75  $  50.13
            Second Quarter.............................       76.00     45.63
            Third Quarter..............................       62.75     31.00
            Fourth Quarter.............................       58.35     42.75

          Fiscal Year 2002
            First Quarter..............................    $  54.95  $  41.80
            Second Quarter.............................       64.60     48.60
            Third Quarter..............................       64.59     52.40
            Fourth Quarter.............................       55.75     40.27

          Fiscal Year 2003
            First Quarter .............................    $  47.38  $  34.32
            Second Quarter (through October 10, 2002).     $  39.90  $  38.40


                                 DIVIDEND POLICY

      We have never declared or paid a cash dividend. We intend to retain any earnings to fund future growth and the operation of our business and, accordingly, do not anticipate paying any cash dividends in the foreseeable future.

                              DESCRIPTION OF NOTES

      The Notes were issued under an indenture between Medicis Pharmaceutical Corporation and Deutsche Bank Trust Company Americas, as trustee, dated as of June 4, 2002. The following description is only a summary of the material provisions of the Notes, the related Indenture and the registration rights agreement. We urge you to read the Indenture, the Notes and the registration rights agreement in their entirety because they, and not this description, define your rights as holders of the Notes. You may request copies of these documents at our address shown under the caption "Incorporation by Reference." The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. For purposes of this section, references to "we," "us," "our" and "Medicis" include only Medicis Pharmaceutical Corporation and not its subsidiaries.

General

      The Notes have been issued in an aggregate principal amount of $400,000,000. The Notes are our unsecured senior obligations and will mature on June 4, 2032, unless earlier redeemed at our option as described under "--Optional Redemption of the Notes," repurchased by us at a holder's option on certain dates as described under "--Repurchase of Notes at the Option of the Holder" or repurchased by us at a holder's option upon a change in control of Medicis as described under "--Right to Require Purchase of Notes upon a Change in Control." The Notes are convertible into shares of our Class A common stock as described under "--Conversion Rights."

      Interest on the Notes accrues at an interest rate of 2.5% per annum and is payable semiannually in arrears on June 4 and December 4 of each year, commencing on December 4, 2002. Interest on the Notes has accrued from June 4, 2002 or, if interest has already been paid, from the date it was most recently paid. We will make each interest payment to the holders of record of the Notes on the immediately preceding May 19 and November 19, whether or not this day is a business day. Interest payable upon redemption will be paid to the person to whom principal is payable. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. We will pay the principal of, and interest (including contingent interest, if any) on, the Notes at the office or agency maintained by us in the Borough of Manhattan in New York City. Holders may register the transfer of their Notes at the same location. We reserve the right to pay interest to holders of the Notes by check mailed to the holders at their registered addresses. However, a holder of Notes with an aggregate principal amount in excess of $1,000,000 will be paid by wire transfer in immediately available funds. Except under the limited circumstances described below, the Notes will be issued only in fully registered book-entry form, without coupons, and will be represented by one or more Global Notes. There will be no service charge for any registration of transfer or exchange of Notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

      The Indenture does not contain any restriction on the payment of dividends, the incurrence of indebtedness or the repurchase of our securities, and does not contain any financial covenants. Other than as described under "--Right to Require Purchase of Notes upon a Change in Control," the Indenture contains no covenants or other provisions that afford protection to holders of Notes in the event of a highly leveraged transaction.

Contingent Interest

      We will pay contingent interest during any six-month period, from June 4 to December 3 and from December 4 to June 3, with the initial six-month period commencing June 4, 2007, if the average trading price of the Notes per $1,000 principal amount for the five trading day period ending on the third trading day immediately preceding the first day of the applicable six-month period equals $1,200 or more. The average trading price of the Notes shall be determined no later than the second trading day immediately preceding the first day of the applicable six-month period by the conversion agent acting as calculation agent in the manner set forth in the definition of "trading price" under "--Conversion Rights; Conversion Upon Satisfaction of Trading Price Condition." During any period when contingent interest is payable, it will be payable at a rate equal to 0.5% per annum. We will pay contingent interest, if any, in the same manner as we will pay interest as described above under "--General."

Conversion Rights

      A holder may convert any outstanding Notes into shares of our Class A common stock at an initial conversion price per share of $58.10. This represents a conversion rate of approximately 17.2117 shares per $1,000 principal amount at maturity of the Notes. The conversion price (and resulting conversion rate) is, however, subject to adjustment as described below. A holder may convert Notes only in denominations of $1,000 and integral multiples of $1,000.

General

      Holders may surrender Notes for conversion into shares of our Class A common stock prior to the maturity date in the following circumstances:

      o during any quarter commencing after June 30, 2002, if the closing sale price per share of our Class A common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the quarter preceding the quarter in which the conversion occurs is more than 110% of the conversion price per share on that 30th trading day;

      o     if we have called the Notes for redemption;

      o during the five trading day period immediately following any nine consecutive trading day period in which the trading price per $1,000 principal amount of the Notes for each day of such period was less than 95% of the product of the closing sale price per share of our Class A common stock on that day multiplied by the number of shares issuable upon conversion of $1,000 principal amount of the Notes; or

      o     upon the occurrence of specified corporate transactions.

Conversion Upon Satisfaction of Market Price Condition

      A holder may surrender any of its Notes for conversion into shares of our Class A common stock during any quarter commencing after June 30, 2002 if the closing sale price of our Class A common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding quarter, exceeds 110% of the conversion price per share on that 30th trading day. The conversion agent, which will initially be the trustee, will determine on our behalf at the end of each quarter whether the Notes are convertible as a result of the market price of our Class A common stock.

Conversion Upon Notice of Redemption

      A holder may surrender for conversion any Note called for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if the Notes are not otherwise convertible at such time.

Conversion Upon Satisfaction of Trading Price Condition

      A holder may surrender any of its Notes for conversion into shares of Class A common stock during the five trading day period immediately following any nine consecutive trading day period in which the trading price per $1,000 principal amount of the Notes (as determined following a request by a holder of the Notes in accordance with the procedures described below) for each day of such period was less than 95% of the product of the closing sale price per share of our Class A common stock on that day multiplied by the number of shares issuable upon conversion of $1,000 principal amount of the Notes; provided, however, that if, on the date of any conversion pursuant to this 95% price condition, the closing sale price per share of our Class A common stock is greater than the conversion price, then a holder surrendering Notes for such conversion will receive, in lieu of a number of shares of our Class A common stock based on the conversion price, cash or Class A common stock or a combination of both, at our option, with a value equal to the principal amount of such holder's Notes so surrendered as of the conversion date (which we refer to as a principal value conversion). If a holder surrenders its Notes for such conversion, we will notify such holder by the second trading day following the date of conversion whether we will pay such holder in cash, our Class A common stock or a combination of cash and our Class A common stock, and in what percentage. Any shares of our Class A common stock delivered will be valued at the greater of (x) the conversion price on the conversion date and (y) the closing sale price of our Class A common stock on the third trading day after the conversion date. We will pay such holder any portion of the principal amount of such holder's Notes so surrendered to be paid in cash on the third trading day after the conversion date. With respect to any portion of the sum of the principal amount of such holder's Notes so surrendered to be paid in shares of our Class A common stock, we will deliver the shares to such holder on the fourth trading day following the conversion date.

      The "trading price" of the Notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of Notes obtained by the conversion agent for $5,000,000 principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot reasonably be obtained by the conversion agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the conversion agent, this one bid shall be used. If the conversion agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the Notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the Notes, then the trading price of the Notes will be determined in good faith by the conversion agent acting as calculation agent taking into account in such determination such factors as it, in its sole discretion after consultation with us, deems appropriate. Other than in connection with a determination of whether contingent interest shall be payable, the conversion agent shall have no obligation to determine the trading price of the Notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price of the Notes is less than 95% of the product of the closing sale price of our Class A common stock and the number of shares issuable upon conversion of $1,000 principal amount of the Notes; at which time, we shall instruct the conversion agent to determine the trading price of the Notes beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 95% of the product of the closing sale price of our Class A common stock and the number of shares of our Class A common stock issuable upon conversion of $1,000 principal amount of the Notes.

Conversion Upon Specified Corporate Transactions

      If we elect to:

      o distribute to all holders of our Class A common stock rights, warrants or options entitling them to subscribe for or purchase, for a period expiring within 60 days of the date of distribution, shares of our common stock at less than the then current market price; or

      o distribute to all holders of shares of our Class A common stock any assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing price of our Class A common stock on the day preceding the declaration date for such distribution, we must notify the holders of Notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their Notes for conversion until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. This provision shall not apply if the holder of a Note otherwise participates in the distribution without conversion.

      In addition, if we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our assets or other similar transaction, in each case pursuant to which the shares of our Class A common stock would be converted into cash, securities or other property, a holder may surrender its Notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of such transaction until and including the date which is 15 days after the actual date of such transaction. If we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our assets or other similar transaction, in each case pursuant to which the shares of our Class A common stock are converted into cash, securities, or other property, then at the effective time of the transaction, a holder's right to convert its Notes into shares of our Class A common stock will be changed into a right to convert such Notes into the kind and amount of cash, securities and other property which such holder would have received if such holder had converted such Notes immediately prior to the transaction. If the transaction also constitutes a change in control, such holder can require us to repurchase all or a portion of its Notes as described under "--Right to Require Purchase of Notes upon a Change in Control."

      If a holder of a Note has delivered notice of its election to have such Note repurchased at the option of such holder or as a result of a change in control, such Note may be converted only if the notice of election is withdrawn as described, respectively, under "--Repurchase of Notes at the Option of the Holder" or "--Right to Require Purchase of Notes upon a Change in Control."

      We will adjust the conversion price if (without duplication):

      (1) we issue to all holders of shares of our Class A common stock or other capital stock as a dividend or distribution on our common stock;

      (2)   we subdivide, combine or reclassify our common stock;

      (3) we issue to all holders of our Class A common stock rights, warrants or options entitling them to subscribe for or purchase shares of our common stock at less than the then current market price;

      (4) we distribute to all holders of our Class A common stock evidences of our indebtedness, shares of capital stock (other than shares of our common stock), securities, cash, property, rights, warrants or options, excluding:

            o those rights, warrants or options referred to in clause (3) above;

            o any dividend or distribution paid exclusively in cash not referred to below; and

            o     any dividend or distribution referred to in clause (1) above;

      (5) we make a cash distribution to all holders of shares of our Class A common stock that together with all other all-cash distributions and consideration payable in respect of any tender or exchange offer by us or one of our subsidiaries for shares made within the preceding 12 months exceeds 5% of our aggregate market capitalization on the date of the declaration of the distribution;

      (6) during any twelve-month period we complete a repurchase (including by way of a tender offer, but excluding shares purchased by us in connection with this offering) of shares of our common stock which involves an aggregate consideration that, together with:

            o any cash and other consideration payable in respect of any tender or exchange offer by us or one of our subsidiaries for shares of our common stock concluded within the preceding 12 months; and

            o the amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months;

      exceeds 5% of our aggregate market capitalization on the expiration of the tender or exchange offer; or

      (7) someone other than Medicis or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, Medicis' board of directors is not recommending rejection of the offer. The adjustment referred to in this clause will only be made if:

            o the tender offer or exchange offer is for an amount that increases the offeror's ownership of common stock to more than 25% of the total shares of Medicis common stock outstanding; and

            o the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

      However, the adjustment referred to in this clause (7) will not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause Medicis to engage in a consolidation or merger of Medicis or a sale of all or substantially all of Medicis' assets.

      For purposes of the foregoing, the term "market capitalization" as of any date of calculation means the closing sale price of our Class A common stock on the trading day immediately prior to such date of calculation multiplied by the aggregate number of shares of our Class A common stock and Class B common stock outstanding on the trading day immediately prior to such date of calculation.

      If the rights provided for in our rights agreement dated as of August 17, 1995, as amended, have separated from our Class A common stock in accordance with the provisions of the rights agreement so that the holders of the Notes would not be entitled to receive any rights in respect of our Class A common stock issuable upon conversion of the Notes, the conversion price will be adjusted as provided in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of the rights. In lieu of any such adjustment, we may amend our rights agreement to provide that upon conversion of the Notes the holders will receive, in addition to our Class A common stock issuable upon such conversion, the rights which would have attached to such shares of our Class A common stock if the rights had not become separated from our Class A common stock under our rights agreement. See "Description of Capital Stock--Preference Stock Purchase Rights." To the extent that we adopt any future rights plan, upon conversion of the Notes into our Class A common stock, you will receive, in addition to our Class A common stock, the rights under the future rights plan whether or not the rights have separated from our Class A common stock at the time of conversion and no adjustment to the conversion price will be made in accordance with clause (4) above.

      The conversion price will not be adjusted until adjustments amount to 1% or more of the conversion price as last adjusted. We will carry forward any adjustment we do not make and will include it in any future adjustment.

      We will not issue fractional shares of Class A common stock to a holder who converts a Note. In lieu of issuing fractional shares, we will pay cash based upon the closing sale price of our Class A common stock on the date of conversion.

      Except as described in this paragraph, no holder of Notes will be entitled, upon conversion of the Notes, to any actual payment or adjustment on account of accrued and unpaid interest, including contingent interest, if any, or on account of dividends on shares issued in connection with the conversion. If any holder surrenders a Note for conversion between the close of business on any record date for the payment of an installment of interest (including any contingent interest, if any) and the opening of business on the related interest payment date the holder must deliver payment to us of an amount equal to the interest payable on the interest payment date (including any contingent interest, if any) on the principal amount to be converted together with the Note being surrendered. The foregoing sentence shall not apply to Notes called for redemption on a redemption date within the period between and including the record date and the interest payment date.

      If we make a distribution of property to our stockholders which would be taxable to them as a dividend for federal income tax purposes and the conversion price of the Notes is decreased, this decrease may be deemed to be the receipt of taxable income by holders of the Notes.

      We may from time to time reduce the conversion price if our board of directors determines that this reduction would be in the best interests of Medicis. Any such determination by our board of directors will be conclusive. Any such reduction in the conversion price must remain in effect for at least 20 trading days. In addition, we may from time to time reduce the conversion price if our board of directors deems it advisable to avoid or diminish any income tax to holders of our Class A common stock resulting from any stock or rights distribution on our common stock.

Optional Redemption of the Notes

      Prior to June 11, 2007, we cannot redeem the Notes at our option. Beginning on June 11, 2007, we may redeem the Notes, in whole at any time, or in part from time to time, for cash at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest (including contingent interest, if any) up to but not including the date of redemption. We will give not less than 20 days' nor more than 60 days' notice of redemption by mail to holders of the Notes. If we opt to redeem less than all of the Notes at any time, the trustee will select or cause to be selected the Notes to be redeemed by any method that it deems fair and appropriate. In the event of a partial redemption, the trustee may provide for selection for redemption of portions of the principal amount of any Note of a denomination larger than $1,000.

Repurchase of Notes at the Option of the Holder

      A holder has the right to require us to repurchase all or a portion of the Notes on June 4, 2007, 2012 and 2017. We will repurchase the Notes for an amount of cash equal to 100% of the principal amount of the Notes on the date of purchase, plus accrued and unpaid interest (including contingent interest, if any) to the date of repurchase. To exercise the repurchase right, the holder of a Note must deliver, during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day before the repurchase date, a written notice to us and the trustee of such holder's exercise of the repurchase right. This notice must be accompanied by certificates evidencing the Note or Notes with respect to which the right is being exercised, duly endorsed for transfer. This notice of exercise may be withdrawn by the holder at any time on or before the close of business on the business day preceding the repurchase date.

Mandatory Redemption

      Except as set forth under "--Right to Require Purchase of Notes upon a Change in Control" and "--Repurchase of Notes at the Option of the Holder," we are not required to make mandatory redemption of, or sinking fund payments with respect to, the Notes.

Right to Require Purchase of Notes upon a Change in Control

      If a change in control (as defined below) occurs, each holder of Notes may require that we repurchase the holder's Notes on the date fixed by us that is not less than 45 days nor more than 60 days after we give notice of the change in control. We will repurchase the Notes for an amount of cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, including contingent interest, if any, to the date of repurchase.

      "Change in control" means the occurrence of one or more of the following events:

      o any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets, to any person or group of related persons, as defined in
            Section 13(d) of the Exchange Act (a "Group");

      o the approval by the holders of our capital stock of any plan or proposal for our liquidation or dissolution, whether or not otherwise in compliance with the provisions of the Indenture;

      o any person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by our issued and outstanding voting stock of, or any successor to, all or substantially all of our assets; or

      o the first day on which a majority of the members of our board of directors are not continuing directors.

      The definition of "change in control" includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets to another person or Group may be uncertain.

      "Continuing directors" means, as of any date of determination, any member of our board of directors who:

      o was a member of such board of directors on the date of the original issuance of the Notes, or

      o was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election.

      On or prior to the date of repurchase, we will deposit with a paying agent an amount of money sufficient to pay the aggregate repurchase price of the Notes which is to be paid on the date of repurchase.

      On or before the 30th day after the change in control, we must mail to the trustee and all holders of the Notes a notice of the occurrence of the change offer in control, stating:

      o     the repurchase date;

      o     the date by which the repurchase right must be exercised;

      o     the repurchase price for the Notes; and

      o the procedures which a holder of Notes must follow to exercise the repurchase right.

      To exercise the repurchase right, the holder of a Note must deliver, on or before the third business day before the repurchase date, a written notice to us and the trustee of the holder's exercise of the repurchase right. This notice must be accompanied by certificates evidencing the Note or Notes with respect to which the right is being exercised, duly endorsed for transfer. This notice of exercise may be withdrawn by the holder at any time on or before the close of business on the business day preceding the repurchase date.

      The effect of these provisions granting the holders the right to require us to repurchase the Notes upon the occurrence of a change in control may make it more difficult for any person or group to acquire control of us or to effect a business combination with us. Our ability to pay cash to holders of Notes following the occurrence of a change in control may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. See "Risk Factors--Risks Related to the Notes and the Offering--We may not be able to repurchase the Notes when required to."

      Our obligation to make a change in control will be satisfied if a third party makes the change of control offer in the manner and at the times and otherwise in compliance in all material respects with the requirements applicable to a change in control offer made by us and purchases all Notes properly tendered and not withdrawn under the change in control offer.

      If a change in control occurs and the holders exercise their rights to require us to repurchase Notes, we intend to comply with applicable tender offer rules under the Exchange Act with respect to any repurchase.

      The term "beneficial owner" will be determined in accordance with Rules 13d-3 and 13d-5 promulgated by the SEC under the Exchange Act or any successor provision, except that a person shall be deemed to have "beneficial ownership" of all shares of our common stock that the person has the right to acquire, whether exercisable immediately or only after the passage of time.

Consolidation, Merger and Sale of Assets

      We may, without the consent of the holders of any of the Notes, consolidate with, or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to, any other person, if:

      o we are the resulting or surviving corporation or the successor, transferee or lessee, if other than us, is a corporation organized under the laws of any U.S. jurisdiction and expressly assumes our obligations under the Indenture and the Notes by means of a supplemental Indenture entered into with the trustee; and

      o after giving effect to the transaction, no event of default and no event which, with notice or lapse of time, or both, would constitute an event of default, shall have occurred and be continuing.

      Under any consolidation, merger or any conveyance, transfer or lease of our properties and assets as described in the preceding paragraph, the successor company will be our successor and shall succeed to, and be substituted for, and may exercise every right and power of, Medicis under the Indenture. If the predecessor is still in existence after the transaction, it will be released from its obligations and covenants under the Indenture and the Notes.

Modification and Waiver

      We and the trustee may enter into one or more supplemental Indentures that add, change or eliminate provisions of the Indenture or modify the rights of the holders of the Notes with the consent of the holders of at least a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note, no supplemental Indenture may, among other things:

      o change the stated maturity of the principal of, or payment date of any installment of interest (including contingent interest, if any) on, any Note;

      o reduce the principal amount of, or the rate of interest (including contingent interest, if any) on, any Note;

      o change the currency in which the principal of any Note or interest is payable;

      o impair the right to institute suit for the enforcement of any payment on or with respect to any Note when due;

      o adversely affect the right provided in the Indenture to convert any Note;

      o modify the provisions of the Indenture relating to our requirement to repurchase Notes upon a change in control or on specified dates in a manner adverse to the holders of the Notes;

      o reduce the percentage in principal amount of the outstanding Notes necessary to modify or amend the Indenture or to consent to any waiver provided for in the Indenture; or

      o waive a default in the payment of principal of, or interest (including contingent interest, if any) on, any Note.

      The holders of a majority in principal amount of the outstanding Notes may, on behalf of the holders of all Notes:

      o waive compliance by us with restrictive provisions of the Indenture other than as provided in the preceding paragraph; and

      o waive any past default under the Indenture and its consequences, except a default in the payment of the principal of or any interest (including contingent interest, if any) on any Note or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Note affected.

      Without the consent of any holders of Notes, we and the trustee may enter into one or more supplemental Indentures for any of the following purposes:

      o to cure any ambiguity, omission, defect or inconsistency in the Indenture;

      o to evidence a successor to us and the assumption by the successor of our obligations under the Indenture and the Notes;

      o to make any change that does not adversely affect the rights of any holder of the Notes;

      o to comply with any requirement in connection with the qualification of the Indenture under the Trust Indenture Act; or

      o to complete or make provision for certain other matters contemplated by the Indenture.

Events of Default

      Each of the following is an "event of default":

      (1) a default in the payment of any interest (including contingent interest, if any) upon any of the Notes when due and payable, which continues for 30 days;

      (2) a default in the payment of the principal of the Notes when due, including on a redemption or repurchase date;

      (3) failure to pay when due the principal of indebtedness for money borrowed by us or our subsidiaries in excess of $20 million, or the acceleration of that indebtedness that is not withdrawn within 15 days after the date of written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding Notes;

      (4) a default by us in the performance, or breach, of any of our other covenants in the Indenture which are not remedied within 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding Notes; or

      (5)   events of bankruptcy, insolvency or reorganization involving
            Medicis.

      If an event of default described in clauses (1), (2), (3) or (4) occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal amount of and accrued and unpaid interest on all Notes to be immediately due and payable. This declaration may be rescinded if the conditions described in the Indenture are satisfied. If an event of default of the type referred to in clause (5) occurs, the principal amount of and accrued and unpaid interest, (including contingent interest, if any) on the outstanding Notes will automatically become immediately due and payable.

      Within 90 days following a default, the trustee must give to the registered holders of Notes notice of all uncured defaults known to it. The trustee will be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the best interests of the registered holders, except in the case of a default in the payment of the principal of, or interest, including contingent interest, if any, on, any of the Notes when due or in the payment of any redemption or repurchase obligation.

      The holders of not less than a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or power conferred on the trustee. Subject to the provisions of the Indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless the holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, or interest, including contingent interest, if any, when due or the right to convert a Note in accordance with the Indenture, no holder may institute a proceeding or pursue any remedy with respect to the Indenture or the Notes unless the conditions provided in the Indenture have been satisfied, including:

      o holders of at least 25% in principal amount of the outstanding Notes have requested the trustee to pursue the remedy; and

      o holders have offered the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense.

      We are required to deliver to the trustee annually a certificate indicating whether the officers signing the certificate know of any default by us in the performance or observance of any of the terms of the Indenture. If the officers know of a default, the certificate must specify the status and nature of all defaults.

Book-Entry System

      We originally issued the Notes in the form of one global note. The global securities were deposited with, or on behalf of, DTC and registered in the name of its nominee. The Notes sold under this prospectus will be represented by a new unrestricted global security. Notes in definitive certificated form will be issued only in limited circumstances described below.

      Owners of beneficial interests in the Notes represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Any such interests may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests in the Notes, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights under the global securities or the Indenture. We and the trustee, and any of our respective agents, may treat DTC as the sole holder and registered owner of the global securities.

Exchange of Global Securities

      The Notes, represented by one or more global securities, will be exchangeable for certificated securities with the same terms only if:

      o DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days;

      o we decide to discontinue use of the system of book-entry transfer through DTC or any successor depositary; or

      o     a default under the Indenture occurs and is continuing.

      DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" for registered participants, and it facilitates the settlement of transactions among its participants in those securities through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including the agent, banks, trust companies, clearing corporation and other organizations, some of whom and/or their representatives own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Registration Rights

      We have entered into a registration rights agreement with the initial purchaser of the Notes for the benefit of the holders of the Notes and the shares of our Class A common stock issuable on conversion of the Notes. Under this agreement, we agreed that we will at our cost:

      o on or prior to the 90th day after the first date of original issuance of the Notes, file a shelf registration statement with the SEC covering resales of the Notes and the shares of our Class A common stock issuable on conversion of the Notes;

      o use all reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act no later than 180 days after the first date of original issuance of the Notes; and

      o use all reasonable efforts to keep the shelf registration statement effective after its effective date until the earlier of:

            o the second anniversary of the date on which the Notes were initially issued;

            o the sale pursuant to the shelf registration statement of all of the Notes and any shares of our Class A common stock issued upon conversion of the Notes; and

            o the expiration of the holding period applicable to the Notes and the shares of our Class A common stock issuable upon conversion of the Notes held by non-affiliates of Medicis under Rule 144(k) under the Securities Act, or any successor provision, subject to certain exceptions.

      We have the right to suspend use of the shelf registration statement during specified periods of time relating to pending corporate developments and public filings with the SEC and similar events. If we fail to file the shelf registration statement on or prior to the 90th day after original issuance of the Notes, the shelf registration statement is not declared effective on or prior to the 180th day after original issuance of the Notes or, after the shelf registration statement has been declared effective, we fail to keep the shelf registration statement effective or usable in accordance with and during the periods specified in the registration rights agreement, then, in each case, we will pay liquidated damages to all holders of Notes and all holders of our common stock issued on conversion of the Notes equal to (i) in respect of each $1,000 principal amount of Notes, at a rate per annum equal to 0.5% of such principal amount, plus accrued interest thereon to the date of determination, and (ii) in respect of any shares of Class A common stock issued upon conversion of Notes, at a rate per year equal to 0.5% of the principal amount of Notes that would then be convertible into such shares, plus accrued interest to the date of determination. So long as the failure to file or become effective or such unavailability continues, we will pay liquidated damages in cash on June 4 and December 4 of each year to the holder of record of the Notes or common stock issuable in respect of the Notes on the immediately preceding May 19 or November
19. When such registration default is cured, accrued and unpaid liquidated damages will be paid in cash on the subsequent interest payment date to the record holder as of the date of such cure.

      A holder who elects to sell any securities pursuant to the shelf registration statement:

      o     will be required to be named as selling security holder;

      o     will be required to deliver a prospectus to purchasers;

      o will be subject to the civil liability provisions under the Securities Act in connection with any sales; and

      o will be bound by the provisions of the registration rights agreement, which are applicable, including indemnification obligations.

      We refer to the Notes and the Class A common stock issuable on conversion of the Notes as registrable securities. Promptly upon request from any holder of registrable securities, we will provide a form of notice and questionnaire to be completed and delivered by that holder to us at least three business days before any intended distribution of registrable securities under the shelf registration statement. If we receive from a holder of registrable securities a completed questionnaire, together with such other information as we may reasonably request, after the effectiveness of the shelf registration statement, we will file an amendment to the shelf registration statement, or a supplement to the related prospectus, to permit the holder to deliver a prospectus to purchasers of registrable securities. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling security holder in the prospectus and therefore will not be permitted to sell any registrable securities under the shelf registration statement.

Governing Law

      The Indenture and the Notes are governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.

                          DESCRIPTION OF CAPITAL STOCK

Common Stock

      We have two classes of authorized common stock: Class A common stock, par value $0.014 per share, of which we are authorized to issue 50,000,000 shares, and Class B common stock, par value $0.014 per share, of which we are authorized to issue 1,000,000 shares. As of October 10, 2002, 26,576,369 shares of Class A common stock were issued and outstanding and held by approximately 248 holders of record. As of October 10, 2002, 379,016 shares of Class B common stock were issued and outstanding and held by a single holder. As of October 10, 2002, an additional 6,888,057 shares of Class A common stock were issuable upon exercise of outstanding options.

      Except as noted below, the designations, preferences, limitations and relative rights of the Class A common stock and Class B common stock are substantially identical. Holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to ten votes per share. Except as required by law, holders of Class A common stock and Class B common stock vote together as a class on all matters with respect to which our stockholders are entitled to vote.

      Holders of Class A common stock and Class B common stock have equal rights to receive dividends and other distributions, if any, as may be declared from time to time by our board of directors. However, any dividend declared and paid to the holders of Class A common stock must be accompanied by the declaration and payment of an equivalent dividend to the holders of Class B common stock. If we in any manner subdivide, combine or reclassify the outstanding shares of Class A common stock or Class B common stock, as the case may be, the outstanding shares of the other class shall be subdivided, combined or reclassified proportionately in the same manner and on the same basis as the outstanding shares of Class A common stock or Class B common stock, as the case may be.

      Holders of Class A common stock and Class B common stock are not entitled to preemptive or similar rights. The Class B common stock may be converted into Class A common stock on a share-for-share basis at any time at the election of the holder and will automatically convert into Class A common stock upon sale or transfer of Class B common stock other than to another holder of Class B common stock.

Preferred Stock

      We currently have authorized 5,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued or outstanding. See "--Preference Stock Purchase Rights."

      Upon liquidation, dissolution or winding up of our company, any holders of preferred stock will be paid in full any amounts to which they may be entitled, prior to any distribution of our assets to the holders of Class A common stock and Class B common stock on a pro rata basis.

Preference Stock Purchase Rights

      On August 17, 1995, our board of directors adopted a stockholder rights plan, pursuant to which it declared a dividend of one preference stock purchase right on each outstanding share of Class A common stock and Class B common stock. The description and terms of these rights are set forth in a Rights Agreement, dated as of August 17, 1995, as amended, between our company and Norwest Bank Minnesota, N.A., as rights agent. These rights are exercisable only if a person or group acquires beneficial ownership of 15% or more of the then outstanding shares of Class A common stock or announces a tender offer the consummation of which would result in beneficial ownership by a person or group of 15% or more of the then outstanding shares of Class A common stock. Each right entitles the holder to buy one one-hundredth of a share of a new Series A junior participating preference stock at an exercise price of $185.00 per share, subject to adjustment.

      If we are acquired in a merger or other business combination transaction after a person, with limited exceptions, has acquired beneficial ownership of 15% or more of the then outstanding shares of Class A common stock, each right will entitle the holder to purchase, at the right's then-current exercise price, a number of shares of the acquiring person's common stock having a market value of twice such price. In addition, if a person or group acquires 50% or more of the then outstanding shares of Class A common stock, each right will entitle the holder, other than such person or members of such group, to purchase, at the right's then-current exercise price, a number of shares of Class A common stock of such other person or group, including our company as successor to the acquiring company or as the surviving corporation, having a market value of twice such price.

      Following the acquisition by a person or group of beneficial ownership of 15% or more of the then outstanding shares of Class A common stock and prior to an acquisition of 50% or more of the then outstanding shares of Class A common stock, our board of directors may exchange the rights, other than rights owned by such person or group, in whole or in part, at an exchange ratio of one share of Class A common stock, one one-hundredth of a share of the Series A junior participating preference stock or a share of a class or series of our preferred stock having equivalent rights, preferences and privileges as the Series A junior participating preference stock, per right. Prior to the acquisition by a person or group of beneficial ownership at 15% or more of the then outstanding shares of Class A common stock, the rights are redeemable for $0.001 per right at the option of our board of directors.

Delaware Anti-Takeover Law

      We are subject to Section 203 of the Delaware General Corporation Law ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless:

      o prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

      o upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

      o on or subsequent to such date, the business combination is approved by the Board of Directors and is authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Transfer Agent and Registrar

      The transfer agent and registrar for the Class A common stock is Wells Fargo Shareholders Services.

                             SELLING SECURITYHOLDERS

      On June 4, 2002, we issued and sold $350,000,000 in aggregate principal amount of the Notes to Deutsche Bank Securities Inc. to whom we refer to as the initial purchaser in a transaction exempt from the registration requirements of the federal securities laws. On June 10, 2002, pursuant to an over-allotment option provided in the purchase agreement between our company and the initial purchaser that was entered into in connection with the initial private placement of the Notes, the initial purchaser acquired an additional $50,000,000 in aggregate principal amount of the Notes. The initial purchaser resold the Notes to persons reasonably believed to be qualified institutional buyers as defined by Rule 144A under the Securities Act.

      The selling securityholders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the Notes and the shares of Class A common stock issuable upon conversion of the Notes. The following table sets forth recent information about the principal amount of Notes beneficially owned by each selling securityholder and the number of shares of Class A common stock issuable upon conversion of the Notes, in each case to the extent known to us as of the date of this prospectus. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. Unless set forth below, to our knowledge none of the selling securityholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

      The number of shares of Class A common stock shown in the table set forth below assumes the conversion of the full amount of Notes held by such holder at the initial conversion rate of 17.2117 shares per $1,000 principal amount of the Notes. This conversion rate is subject to adjustment as described under "Description of Notes--Conversion Rights." Accordingly, the number of shares of Class A common stock may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes. Cash will be paid instead of fractional shares, if any.

                                                                                                   Class A
                                                                                                Common Stock         Class A
                                                      Aggregate Principal      Percentage of     Beneficially      Common Stock
                                                     Amount of Notes that          Notes        Owned Prior to      Registered
Name(1)                                                   may be sold           Outstanding       Conversion           Hereby
-----------------------------------------------      --------------------      -------------    --------------     ------------
Advent Convertible Master Cayman, L.P.                    $  6,518,000              1.62                 --           112,185
Akela Capital Master Fund, Ltd.                              3,500,000                 *                 --            60,240
Alexandra Global Investment Fund 1, Ltd.                     2,000,000                 *                 --            34,423
Allentown City Firefighters Pension Plan                        22,000                 *                 --               378
Allentown City Officers & Employees                             16,000                 *                 --               275
   Pension Fund
Allentown City Police Pension Plan                              28,000                 *                 --               481
Allstate Insurance Company                                     900,000                 *             10,200            15,490
Allstate Life Insurance Company                                600,000                 *             10,200            10,327
Alpha U.S. Sub Fund VIII, LLC                                  100,000                 *                 --             1,721
Alpha U.S. Sub Fund 4, LLC                                     532,000                 *                 --             9,156
Alta Partners Holdings LDC                                  24,000,000              6.00                 --           413,080
American Motorist Insurance Company                            508,000                 *                 --             8,743
Arapahoe County Colorado                                        50,000                 *                 --               860
Arbitex Master Fund                                          7,000,000              1.75                 --           120,481
Argent LowLev Convertible Arbitrage Fund                     3,000,000                 *                 --            51,635
   Ltd
Arlington County Employees Retirement                          476,000                 *                 --             8,192
   System
Black Diamond Capital I, Ltd.                                  224,000                 *                 --             3,855
Black Diamond Convertible Offshore LDC                       1,491,000                 *                 --            25,662
Black Diamond Offshore Ltd.                                    896,000                 *                 --            15,421
British Virgin Islands Social Security Board                    71,000                 *                 --             1,222
Calamos(R) Market Neutral Fund-Calamos(R)                   13,000,000              3.25                 --           223,752
   Investment Trust

                                                                                                   Class A
                                                                                                Common Stock         Class A
                                                      Aggregate Principal      Percentage of     Beneficially      Common Stock
                                                     Amount of Notes that          Notes        Owned Prior to      Registered
Name(1)                                                   may be sold           Outstanding       Conversion           Hereby
-----------------------------------------------      --------------------      -------------    --------------     ------------
Canyon Capital Arbitrage Master Fund, Ltd.                   1,500,000                 *                 --            25,817
Canyon MAC 18, Ltd. (RMF)                                      250,000                 *                 --             4,302
Canyon Value Realization Fund (Cayman),                      2,250,000                 *                 --            38,726
   Ltd
Chrysler Corporation Master Retirement                       4,445,000              1.11                 --            76,506
   Trust
Clinton Convertible Managed Trading                          1,875,000                 *                 --            32,271
   Account 1 Limited
Clinton Multistrategy Master Fund, Ltd.                     10,725,000              2.68                 --           184,595
Clinton Riverside Convertible Portfolio                      8,900,000              2.22                 --           153,184
   Limited
City of New Orleans                                            202,000                 *                 --             3,476
City University of New York                                    122,000                 *                 --             2,099
Cobra Master Fund, Ltd.                                      3,500,000                 *                 --            60,240
Consulting Group Capital Markets Funds                         550,000                 *                 --             9,466
Daimler Chrysler Corp. Emp#1 Pension                         4,230,000              1.05                 --            72,805
   Plan DTD 4/1/89
Deephaven Domestic Convertible Trading                       2,900,000                 *                 --            49,913
   Ltd.
Delaware Public Employees Retirement System                  1,255,000                 *                 --            21,600
Delta Airlines Master Trust                                  1,125,000                 *                 --            19,363
Delta Pilots D&S Trust                                         620,000                 *                 --            10,671
Deutsche Bank Securities Inc.                               95,162,000             23.79                 --         1,637,899
Double Black Diamond Offshore LDC                            4,165,000              1.04                 --            71,686
Franklin and Marshall College                                  235,000                 *                 --             4,044
Grace Brothers Management L.L.C.                             4,750,000              1.18                 --            81,755
Grady Hospital Foundation                                      107,000                 *                 --             1,841
HFR CA Select Fund                                             600,000                 *                 --            10,327
HFR Convertible Arbitrage Account                              612,000                 *                 --            10,533
Independence Blue Cross                                        329,000                 *                 --             5,662
Jefferies & Co., Inc.                                        1,000,000                 *                 --            17,211
Jersey (IMA) Ltd.                                            1,500,000                 *                 --            25,817
Libertyview Funds, LLC                                         900,000                 *                 --            15,490
Libertyview Funds, L.P.                                      3,600,000                 *                 --            61,962
Local Initiatives Support Corporation                           70,000                 *                 --             1,204
Lyxor                                                        1,529,000                 *                 --            26,316
McMahan Securities Co., L.P.                                 3,500,000                 *                 --            60,240
Merrill Lynch Insurance Group                                  267,000                 *                 --             4,595
Microsoft Corporation                                        1,600,000                 *                 --            27,538
Minnesota Power and Light                                      128,000                 *                 --             2,203
Motion Picture Industry Health Plan -                          290,000                 *                 --             4,991
   Active Member Fund
Motion Picture Industry Health Plan -                          180,000                 *                 --             3,098
   Retiree Member Fund

                                                                                                   Class A
                                                                                                Common Stock         Class A
                                                      Aggregate Principal      Percentage of     Beneficially      Common Stock
                                                     Amount of Notes that          Notes        Owned Prior to      Registered
Name(1)                                                   may be sold           Outstanding       Conversion           Hereby
-----------------------------------------------      --------------------      -------------    --------------     ------------
Municipal Employees Benefit Trust                              183,000                 *                 --             3,149
Nabisco Holdings                                                87,000                 *                 --             1,497
New Orleans Firefighters Pension/Relief                        110,000                 *                 --             1,893
   Fund
1976 Distribution Trust FBO A.R                                  7,000                 *                 --               120
   Lauder/Zinterhofer
1976 Distribution Trust FBO Jane A.                             12,000                 *                 --               206
   Lauder
OCM Convertible Trust                                        2,885,000                 *                 --            49,655
Occidental Petroleum Corporation                               211,000                 *                 --             3,631
Ohio Bureau of Workers Compensation                            252,000                 *                 --             4,337
Partner Reinsurance Company Ltd.                               930,000                 *                 --            16,006
Policeman and Fireman Retirement System                        502,000                 *                 --             8,640
   of the City of Detroit
Pro-Mutual                                                     601,000                 *                 --            10,344
Qwest Occupational Health Trust                                335,000                 *                 --             5,765
RAM Trading, Ltd.                                           24,500,000              6.12                 --           421,686
RJR Reynolds                                                   199,000                 *                 --             3,425
San Diego County Employees Retirement                        1,750,000                 *                 --            30,120
   Association
Shell Pension Trust                                            813,000                 *                 --            13,993
State Employees' Retirement Fund of the                      1,495,000                 *                 --            25,731
   State of Delaware
State of Connecticut Combined Investment                     3,095,000                 *                 --            53,270
   Funds
State of Maryland Retirement Agency                          2,578,000                 *                 --            44,371
State Street Bank Custodian For GE Pension                   1,935,000                 *                 --            33,304
   Trust
Sturgeon Limited                                             1,003,000                 *                 --            17,263
Sunrise Partners LLC                                         2,000,000                 *                 --            34,423
Tag Associates                                                 120,000                 *                 --             2,065
TD Securities (USA) Inc.                                    40,085,000             10.02                 --           689,930
The Coast Fund L.P.                                          6,000,000              1.50                 --           103,270
The Estate of James Campbell                                   274,000                 *                 --             4,716
The Grable Foundation                                           84,000                 *                 --             1,445
The James Campbell Corporation                                 226,000                 *                 --             3,889
Trustmark Insurance                                            276,000                 *                 --             4,750
2000 Revocable Trust FBO A.R                                     7,000                 *                 --               120
   Lauder/Zinterhofer
UBS O'Connor LLC f/b/o UBS Global                              250,000                 *                 --             4,302
   Convertible Portfolio
Van Kampen Harbor Fund                                       4,500,000              1.12                 --            77,452
Wachovia Securities, Inc.                                   21,385,000              5.34                 --           368,072
Wachovia Securities International Ltd.                       7,000,000              1.75                 --           120,481
Worldwide Transactions Ltd.                                    224,000                 *                 --             3,855
Zazove Hedged Convertible Fund L.P.                          2,250,000                 *                 --            38,726

                                                                                                   Class A
                                                                                                Common Stock         Class A
                                                      Aggregate Principal      Percentage of     Beneficially      Common Stock
                                                     Amount of Notes that          Notes        Owned Prior to      Registered
Name(1)                                                   may be sold           Outstanding       Conversion           Hereby
-----------------------------------------------      --------------------      -------------    --------------     ------------
Zazove Income Fund L.P.                                      2,250,000                 *             --                38,726
Zurich Institutional Benchmarks Master Fund Ltd.             1,750,000                 *             --                30,120

     Subtotal                                             $362,069,000             90.51                            6,231,773

Any other Notes or future transferees from any holder(2)(3)

     Total                                                $400,000,000               100%                --         6,884,681

----------
*     Less than one percent

(1) Information regarding the selling securityholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus, if and when necessary.

(2) Information concerning other selling securityholders of the Notes will be set forth in prospectus supplements from time to time, if and when necessary.

(3) Assumes that any other holders of Notes or any future transferee from any holder does not beneficially own any Class A common stock other than Class A common stock into which the Notes are convertible at the conversion price of 17.2117 shares per $1,000 principal amount of the Notes.

      The preceding table has been prepared based upon the information furnished to us by the selling securityholders. The selling securityholders identified above may have sold, transferred or otherwise disposed of some or all of their Notes in transactions exempt from the registration requirements of the Securities Act since the dates on which they provided the information regarding the Notes beneficially owned by them. Information concerning the selling securityholder may change from time to time and, if necessary, we will supplement this prospectus accordingly. We cannot give an estimate as to the amount of the Notes or Class A common stock issuable upon conversion of the Notes that will be held by the selling securityholders upon the termination of this offering because the selling securityholders may offer some or all of their Notes or Class A common stock pursuant to the offering contemplated by this prospectus. See "Plan of Distribution."

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

      This discussion describes the material U.S. federal income tax consequences of purchasing, owning and disposing of the Notes and Class A common stock. It applies to you only if you hold your Notes or Class A common stock as capital assets for U.S. federal income tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

      o     a dealer in securities or currencies;

      o a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

      o     a bank, an insurance company or other financial institution;

      o     a tax-exempt organization;

      o a person treated as a partnership for U.S. federal income tax purposes or a partner thereof;

      o a person that owns Notes that are a hedge or that are hedged against interest rate risks;

      o a person that owns Notes or Class A common stock as part of a straddle, conversion or other risk reduction transaction for U.S. federal income tax purposes; or

      o a person whose functional currency for U.S. federal income tax purposes is not the U.S. dollar.

      The summary below does not address all of the tax consequences that may be relevant to you. In particular, it does not address:

      o U.S. federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of the Notes or Class A common stock;

      o state, local or foreign tax consequences of the purchase, ownership or disposition of the Notes; or

      o state, local or foreign tax consequences of owning or disposing of our Class A common stock.

      This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, the Treasury Regulations promulgated under the Code and administrative and judicial interpretation of the Code and the Treasury Regulations, all as of the date of this prospectus, and all of which are subject to differing interpretations and to change, possibly on a retroactive basis.

      No statutory, administrative or judicial authority directly addresses the treatment of the Notes for U.S. federal income tax purposes. We have not sought, nor do we expect to seek, a ruling from the Internal Revenue Service, or the IRS, with respect to any of the U.S. federal income tax consequences discussed below. No assurance can be given that the IRS will not take contrary positions to the U.S. federal income tax consequences discussed below. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below.

      We urge you to consult your tax advisors with respect to the tax consequences to you of the purchase, ownership and disposition of the Notes and shares of our Class A common stock in light of your own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

Classification of the Notes

      We intend to treat the Notes as debt instruments subject to the rules governing contingent payment debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the indenture relating to the Notes, you agree, for U.S. federal income tax purposes, to treat your Notes as indebtedness subject to the Treasury Regulations governing contingent payment debt instruments and to be bound by our application of those regulations to the Notes, including our determination of the rate at which interest will be deemed to accrue on the Notes. The remainder of this discussion assumes that the Notes will be treated in accordance with this determination. However, there is some uncertainty as to the proper application of the Treasury Regulations governing contingent payment debt instruments, and no assurance can be given that the IRS will not assert that the Notes should be treated differently or that such an assertion would not prevail. Such treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the Notes. In particular, it might be determined that you should have accrued interest income at a lower rate, should not have recognized ordinary income upon the conversion of your Notes, or should have recognized capital gain or loss upon a taxable disposition of your Notes. Additionally, it may be determined that a non-U.S. Holder is subject to withholding tax on interest payments on the Notes.

Treatment of U.S. Holders of Notes

      You are a U.S. holder of Notes if you are a beneficial owner of a Note and you are, for United States federal income tax purposes:

      o     a citizen or resident of the United States;

      o     a domestic corporation;

      o an estate whose income is subject to U.S. federal income tax regardless of its source; or

      o a trust over whose administration a U.S. court can exercise primary supervision and one or more U.S. persons are authorized to control all substantial decisions of the trust.

      If you are a non-U.S. holder of Notes (as defined below), this section does not apply to you. If you are a non-U.S. holder of Notes, please see the discussion below under the heading "Treatment of Non-U.S. Holders of Notes and Class A Common Stock."

            Accrual of Interest on the Notes

      Under the rules governing contingent payment debt obligations, a U.S. holder of Notes generally will be required to accrue interest income on the Notes, in the amounts described below, regardless of whether the U.S. holder of Notes uses the cash or accrual method of tax accounting. Accordingly, U.S. holders of Notes will likely be required to include interest in taxable income in each year in excess of the stated interest that accrues on the Notes and in excess of any contingent interest payments actually received in that year.

      A U.S. holder of Notes must accrue an amount of interest as ordinary income for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the Notes that equals:

      o the product of (i) the adjusted issue price (as defined below) of the Notes as of the beginning of the accrual period, and (ii) the comparable yield (as defined below) of the Notes, adjusted for the length of the accrual period;

      o     divided by the number of days in the accrual period; and

      o multiplied by the number of days during the accrual period that the U.S. holder of Notes held the Notes.

      The issue price of a Note is the first price at which a substantial amount of the Notes was sold to unaffiliated third parties, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a
Note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any projected payments actually made with respect to the Notes.

      Under the rules governing contingent payment debt instruments, we are required to establish the "comparable yield" for the Notes. We determined that the comparable yield for the Notes is the annual yield we would incur, as of the initial issue date, on a fixed rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the Notes, including the rank, term and general market conditions, but excluding any adjustments for liquidity or the riskiness of the contingencies with respect to the Notes. Accordingly, we have determined the comparable yield to be 9.5% compounded semi-annually.

      We are required to provide to U.S. holders of the Notes, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments on the Notes. This schedule must produce the comparable yield. Our determination of the projected payment schedule for the Notes includes estimates for payments of contingent interest and an estimate for a payment at maturity taking into account the conversion feature. U.S. holders of Notes may obtain the projected payment schedule by submitting a written request to our Executive Director of Finance, c/o Medicis Pharmaceutical Corporation, 8125 North Hayden Road, Scottsdale, Arizona 85258-2463.

      For U.S. federal income tax purposes, holders must use the comparable yield and projected payment schedule determined by us in calculating interest accruals, and the adjustments thereto described below, in respect of the Notes, unless the holder timely discloses and justifies the use of other estimates to the IRS. This requirement for holders to use the comparable yield and projected payment schedule determined by us is imposed by Treasury Regulations issued by the IRS, and is in addition to your agreement to treat the Notes consistently with our treatment pursuant to the indenture.

THE COMPARABLE YIELD AND THE SCHEDULE OF PROJECTED PAYMENTS ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE NOTES OF A HOLDER OF NOTES FOR U.S. FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE TO HOLDERS OF NOTES.

            Adjustments to Interest Accruals on the Notes

      If a U.S. holder of Notes receives actual payments with respect to the Notes in a taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. holder of Notes would incur a "net positive adjustment" equal to the amount of such excess. The U.S. holder of Notes would treat the "net positive adjustment" as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property received (including any of our Class A common stock received on conversion of the Notes) in that year.

      If a U.S. holder of Notes receives actual payments with respect to the Notes in a taxable year that in the aggregate are less than the amount of the projected payments for that taxable year, the U.S. holder of Notes would incur a "net negative adjustment" equal to the amount of such deficit. This adjustment would (a) reduce the interest income on the Notes of the U.S. holder of Notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the interest income on the Notes of the U.S. holder of Notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any excess would be carried forward to the next taxable year as a net negative adjustment or would reduce the amount realized upon sale, purchase by us at your option, exchange, conversion or redemption of the Notes.

            Discount or Premium

      A U.S. holder of Notes that acquires a Note after its initial issuance is required to accrue interest for U.S. federal income tax purposes based upon the original projected payment schedule as if the Note had been acquired directly from us. However, except to the extent described in the third paragraph below as to Notes that are deemed to be "exchange listed," a U.S. holder of Notes must allocate any difference between the holder's cost basis and the then adjusted issue price of the Note to daily portions of interest or the projected payments over the remaining term of the Note on some reasonable basis, taking into account then applicable interest rates and changes in the projected value of our Class A common stock.

      Thus, if a U.S. holder of Notes acquired a Note after its initial issuance at an amount that was less than the Note's then adjusted issue price, a U.S. holder of Notes would be required to allocate the "discount" among the daily portions of interest or projected payments to be made on the Note. The portion of the discount allocated to a daily portion of interest would be treated as a positive adjustment on the date the daily portion accrues, and the portion allocated to a projected payment would be treated as a positive adjustment on the date the projected payment was scheduled to be made. A U.S. holder's adjusted basis in the Note would be increased by the amount of any such positive adjustment.

      On the other hand, if a U.S. holder of Notes acquired a Note after its initial issuance at an amount that exceeded the Note's then adjusted issue price, the amount of the "premium" allocated to a daily portion of interest is treated as a negative adjustment on the date it accrues and the amount allocated to a projected payment is treated as a negative adjustment on the date the payment was scheduled to be made and, correspondingly, a U.S. holder's adjusted basis in the Note is reduced by the amount of the negative adjustment.

      Finally, if the Note at the time of a U.S. holder's acquisition is deemed to be "exchange listed" property then, instead of allocating the discount or premium to projected payments, a U.S. holder of Notes generally would be permitted, but not required, unless any other method was unreasonable, to allocate the discount or premium pro rata to the accrual of interest on the Notes. Notes will be considered "exchange listed" if they are listed on either a national securities exchange or an interdealer quotation system sponsored by a national securities association.

            Sale, Exchange, Conversion or Redemption

      Generally, the sale or exchange of a Note, or the redemption of a Note for cash, will result in taxable gain or loss to a U.S. holder of Notes. In addition, as described above, our calculation of the comparable yield and the schedule of projected payments for the Notes includes the receipt of Class A common stock upon conversion of a Note into our Class A common stock as a contingent payment with respect to the Notes. Accordingly, we intend to treat the receipt of our Class A common stock by a U.S. holder of Notes upon the conversion of a Note, as a contingent payment. As described above, you are generally bound by our determination of the comparable yield and the schedule of projected payments. Under this treatment, a conversion also will result in taxable gain or loss to the U.S. holder of Notes. The amount of gain or loss on a taxable sale, purchase by us at your option, exchange, conversion or redemption will equal the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. holder of Notes, including the fair market value of any Class A common stock received, and (b) the adjusted tax basis in the Notes of the U.S. holder of Notes. The adjusted tax basis in a Note of a U.S. holder of Notes generally will equal the original purchase price for the Note of the U.S. holder of Notes, increased by any interest income previously accrued by the U.S. holder of Notes (determined without regard to any positive or negative adjustments to interest accruals described above), and decreased by the amount of any projected payments actually made on the Note and increased or decreased by the amount of any positive or negative adjustment, respectively, that a U.S. holder of Notes is required to make if the U.S. holder of Notes purchases Notes at a price other than their adjusted issue price. Gain recognized upon a sale, purchase by us at your option, exchange, conversion or redemption of a Note generally will be treated as ordinary interest income; any loss will be ordinary loss to the extent of the excess of interest previously included in income over the total negative adjustments previously taken into account as ordinary loss and, thereafter, capital loss (which will be long-term if the Note is held for more than one year). The deductibility of net capital losses is subject to limitations.

      The tax basis of a U.S. holder of Notes in the Class A common stock received upon a conversion of a Note will equal the then current fair market value of our Class A common stock. The holding period of the U.S. holder of Notes for such Class A common stock received will commence on the day after the date of conversion.

            Constructive Dividends

      If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the Notes, the conversion rate of the Notes is increased, such increase may be deemed to be the payment of a taxable dividend to you.

Treatment of Non-U.S. Holders of Notes and Class A Common Stock

      You are a non-U.S. holder of Notes or Class A common stock if you are a beneficial owner of a Note or a share of Class A common stock and you are, for U.S. federal income tax purposes:

      o     a nonresident alien individual (other than a U.S. expatriate);

      o     a foreign corporation; or

      o a foreign estate or trust that is not subject to U.S. federal income taxation on its worldwide income.

      The rules governing the U.S. federal income taxation of non-U.S. holders of Notes are complex and no attempt will be made in this prospectus to provide more than a summary of such rules. We urge non-U.S. holders of Notes to consult with their tax advisors to determine the effect of U.S. federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the Notes and the Class A common stock, including any reporting requirements. In particular, it should be noted that the IRS might assert that payment on the Notes (including amounts taken into income under the accrual rules described above under "--Accrual of Interest on the Notes" and amounts attributable to the Class A common stock received upon a conversion of the Notes) are subject to a 30% U.S. federal withholding tax.

            Payments Made With Respect to the Notes

      The 30% U.S. federal withholding tax will not apply to any payment to a non-U.S. holder of Notes of principal or interest (including amounts taken into income as interest under the accrual rules described under "--Accrual of Interest on the Notes" and amounts attributable to Class A common stock received upon a conversion of the Notes) on, or of any gain realized on a sale or exchange of Notes, provided that (i) the non-U.S. holder of Notes does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Medicis entitled to vote; (ii) the non-U.S. holder of Notes is not a controlled foreign corporation related, directly, indirectly or constructively, to Medicis thorough stock ownership; (iii) the non-U.S. holder of Notes is not a bank which acquired the Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its business; (iv) the Notes and Class A common stock are actively traded within the meaning of Section 871(h)(4)(C)(v)(I) of the Internal Revenue Code; and (v) either (a) the beneficial owner of Notes certifies to us or its paying agent on IRS form W-8BEN, under penalties of perjury, that it is not a U.S. person and provides its name, address and certain other information or (b) the beneficial owner holds its Notes through certain foreign intermediaries or certain foreign partnerships and such holder of Notes satisfies certain certification requirements.

      If the non-U.S. holder of Notes cannot satisfy the requirements described above, payments of interest (including amounts taken into income under the accrual rules described above under "--Accrual of Interest on the Notes" and amounts attributable to the Class A common stock received upon a conversion of the Notes) will be subject to the 30% U.S. federal withholding tax unless the non-U.S. holder of Notes provides us with a properly executed (1) IRS Form W-8BEN (or a successor form) claiming an exemption from or reduction in withholding under an applicable tax treaty or (2) IRS Form W-8ECI (or a successor form) stating that interest paid on the Notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business by the non-U.S. holder of Notes in the U.S.

      If a non-U.S. holder of Notes is engaged in a trade or business in the U.S., and if interest on the Notes is effectively connected with the conduct of such trade or business, the non-U.S. holder of Notes, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular U.S. federal income tax on interest and on any gain realized on the sale or exchange of the Notes in the same manner as if it were a U.S. holder of Notes. Such a non-U.S. holder of Notes will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or a successor form) in order to claim an exemption from withholding tax. In addition, if such a non-U.S. holder of Notes is a foreign corporation, such non-U.S. holder of Notes may be subject to a branch profits tax equal to 30% (or such lower tax rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

            Payment of Dividends on Class A Common Stock

      Dividends paid on Class A common stock to a non-U.S. holder of Class A common stock, to the extent they are paid out of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes, will be subject to U.S. withholding tax at a 30% rate, except where an applicable tax treaty provides for the reduction or elimination of such withholding tax.

      If a non-U.S. holder of Class A common stock is engaged in a trade or business in the U.S. and dividends on the Class A common stock are effectively connected with the conduct of such trade or business, such non-U.S. holder will be required to pay U.S. federal income tax on those dividends on a net income basis in the same manner as if such non-U.S. holder were a U.S. person as defined under the Code, except as otherwise provided by an applicable tax treaty. In addition, a non-U.S. holder of Class A common stock that is a foreign corporation may be subject to a branch profits tax equal to 30% (or such lower tax rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

            Sale, Exchange or Other Taxable Disposition of Class A Common Stock

      Any gain realized by a non-U.S. holder of Class A common stock upon the sale, exchange, or other taxable disposition of Class A common stock generally will not be subject to U.S. federal income tax unless: (i) that gain is effectively connected with the conduct by such non-U.S. holder of a trade or business in the U.S.; or (ii) such non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met. A non-U.S. holder described in clause (i) above will be required to pay U.S. federal income tax on the net gain derived from the sale, except as otherwise required by an applicable tax treaty, and if such non-U.S. holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate (or such lower tax rate provided by an applicable treaty). A non-U.S. holder of Class A common stock described clause (ii) above will be subject to a 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the U.S. The tax basis of a non-U.S. holder of Class A common stock in the Class A common stock received upon a conversion of a Note will equal the fair market value of the Class A common stock at the time of the conversion. The holding period of the non-U.S. holder of Class A common stock for such Class A common stock received will commence on the day after the date of conversion.

Backup Withholding and Information Reporting

            U.S. Holders

      Payments of interest (including interest accrued under the rules described above) on the Notes, or dividends made by us on our Class A common stock, or the proceeds of the sale or other disposition of the Notes (including upon maturity or conversion) or shares of our Class A common stock, may be subject to information reporting and U.S. federal backup withholding tax if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amount withheld from a payment to a U.S. holder of Notes under the backup withholding rules is allowable as a credit against the holder's U.S. federal income tax, provided that the required information is furnished to the IRS.

      Non-exempt U.S. holders of Notes may be subject to information reporting with respect to certain reportable payments, including payments of principal and interest on the Notes and the proceeds of the sale or other disposition of the Notes. We will report to the U.S. holders of Notes and to the IRS the amount of any reportable payments for each calendar year.

            Non-U.S. Holders

      A non-U.S. holder of Notes or Class A common stock may be required to comply with certification procedures to establish that the holder is not a U.S. person in order to avoid backup withholding tax requirements with respect to our payments of principal and interest on the Notes, including cash payments in respect of interest deemed to accrue on the Notes, and dividends on the Class A common stock, or the proceeds of the sale or other disposition of Notes or Class A common stock.

THE PROPER TAX TREATMENT OF A HOLDER OF NOTES IS UNCERTAIN. AS A RESULT, YOU ARE URGED TO CONSULT YOUR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES AND WHETHER AN INVESTMENT IN THE NOTES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND YOUR PARTICULAR TAX SITUATION.

                              PLAN OF DISTRIBUTION

      We will not receive any of the proceeds of the sale of the Notes and the Class A common stock issuable upon conversion of the Notes offered by this prospectus. The aggregate proceeds to the selling securityholders from the sale of the Notes or Class A common stock issuable upon conversion of the Notes will be the purchase price of the Notes or Class A common stock issuable upon conversion of the Notes less any discounts and commissions. A selling securityholder reserves the right to accept and, together with its agents, to reject, any proposed purchased of Notes or Class A common stock to be made directly or through agents.

      The Notes and the Class A common stock issuable upon conversion of the Notes may be sold from time to time to purchasers:

      o directly by the selling securityholders and their successors, which includes their transferees, pledges or donees or their successors; or

      o through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the Notes and the Class A common stock issuable upon conversion of the Notes. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

      The selling securityholders and any underwriters, broker-dealers or agents who participate in the distribution of the Notes and the Class A common stock issuable upon conversion of the Notes may be deemed to be "underwriters" within the meaning of the Securities Act. As a result, any profits on the sale of the Notes and the Class A common stock issuable upon the conversion of the Notes by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and "underwriters" within the meaning of the Securities Act will be subject to prospectus deliver requirements of the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities of the Securities Act and the Exchange Act. If the Notes and the Class A common stock issuable upon conversion of the Notes are sold through underwriters, broker-dealers or agents the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

      The Notes and the Class A common stock issuable upon conversion of the Notes may be sold in one or more transactions at:

      o     fixed prices;

      o     prevailing market prices at the time of sale;

      o     prices related to such prevailing market prices;

      o     varying prices determined at the time of sale; or

      o     negotiated prices.

      These sales may be effected in transactions:

      o on any national securities exchange or quotation service on which the Notes and Class A common stock issuable upon conversion of the Notes may be listed or quoted at the time of the sale;

      o     in the over-the-counter market;

      o in transactions otherwise than on such exchanges or services or in the over-the-counter market;

      o through the writing and exercise of options, whether such options are listed on an options exchange or otherwise; or

      o     through the settlement of short sales.

      These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

      In connection with the sales of Notes and the Class A common stock issuable upon conversion of the Notes or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of Notes or the Class A common stock issuable upon conversion of the Notes in the course of hedging their positions. The selling securityholders may also sell the Notes and Class A common stock issuable upon conversion of the Notes short and deliver Notes and the Class A common stock issuable upon conversion of the Notes to close out short positions, or loan or pledge Notes or the Class A common stock issuable upon conversion of the Notes to broker-dealers that in turn may sell the Notes and the Class A common stock issuable upon conversion of the Notes.

      To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Notes and the Class A common stock issuable upon conversion of the Notes by the selling securityholders.

      Our Class A common stock trades on the New York Stock Exchange under the symbol "MRX." We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated quotations system. Accordingly, no assurances can be given as to the development of liquidity or any trading market for the Notes. See "Risk Factors - Risk Related to the Notes - Because there is no current market for the Notes, we cannot assure you that an active trading market will develop."

      There can be no assurance that any selling securityholder will sell any or all of the Notes or the Class A common stock issuable upon conversion of the Notes pursuant to this prospectus. Further, we cannot assure you that any such selling securityholder will not transfer, devise or gift the Notes and the Class A common stock issuable upon conversion of the Notes by other means not described in this prospectus. In addition, any Note or Class A common stock issuable upon conversion of the Notes covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The Notes and the Class A common stock issuable upon conversion of the Notes may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Notes and Class A common stock issuable upon conversion of the Notes may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

      The selling securityholders and any other person participating in the sale of Notes or the class A common stock issuable upon conversion of the Notes will be subject to the Exchange Act. The Exchange Act rules include, without limitations Regulation M, which may limit the timing of purchases and sales of any of the Notes and the Class A common stock issuable upon conversion of the Notes by the selling securityholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Notes and the Class A common stock issuable upon conversion of the Notes and the ability of any person or entity to engage in market-making activities with respect to the Notes and the Class A common stock issuable upon conversion of the Notes.

      We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act.

      We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Notes and Class A common stock issuable upon conversion of the Notes to the public, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                  LEGAL MATTERS

      The validity of the Notes and our Class A common stock issuable upon conversion of the Notes offered by this prospectus will be passed upon for us by Akin, Gump, Strauss, Hauer & Feld, L.L.P., New York, New York.

                                     EXPERTS

      Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended June 30, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated into this prospectus by reference. Such consolidated financials statements are incorporated into this prospectus by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The financial statements of Ascent Pediatrics, Inc. incorporated in this prospectus by reference to the audited historical financial statements included in our Current Report on Form 8-K/A dated January 29, 2002 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Ascent's ability to continue as a going concern) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C., as well as at the SEC's regional offices at 175 West Jackson Boulevard, Suite 900, Chicago, Illinois and 233 Broadway, New York, New York. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's Internet website at http://www.sec.gov. In addition, you can read and copy our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

                           INCORPORATION BY REFERENCE

      We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the document listed below into this prospectus, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we close this offering. The document we incorporate by reference is our Annual Report on Form 10-K filed on September 30, 2002.

      You may request a copy of this filing (other than exhibits to this filing that we have not specifically incorporated by reference into this filing) at no cost, by writing us at the following address:

                       Medicis Pharmaceutical Corporation
                             8125 North Hayden Road
                         Scottsdale, Arizona 85258-2463
                          Attention: Investor Relations

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the estimated costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by us.

                                                                Amount
                                                                ------

         Securities and Exchange Commission filing fee ..      $ 36,800
         Printing expenses ..............................      $  5,000
         Legal fees and expenses ........................      $100,000
         Accounting fees and expenses ...................      $ 24,750
         Miscellaneous ..................................      $ 10,000
                                                               --------
             Total ......................................      $176,550
                                                               ========

      All of the amounts shown are estimates except for the fee payable to the Securities and Exchange Commission.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law ("DGCL"), inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

      Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. We maintain policies insuring our and our subsidiaries' officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

      Article VI of our Certificate of Incorporation, as amended, and Article VII of our Bylaws provide for indemnification of our directors to the full extent permitted by the law, as now in effect or later amended. Article VII of our Bylaws also permits the indemnification to the same extent of our officers, employees or agents if, and to the extent, authorized by the Board of Directors. In addition, our Bylaws provide for indemnification against expenses incurred by a director to be paid by us at reasonable intervals in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by us. The Bylaws further provide for a contractual cause of action on the part of our directors for indemnification claims that we have not paid.

      We also have provided liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as our directors or officers.

      Article VI of our Certificate of Incorporation, as amended, limits under certain circumstances the liability of our directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to our company or our stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL); or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 16. EXHIBITS

      The following is a list of exhibits filed as part of this registration statement.

           Exhibit
            Number                              Description
       --------------         --------------------------------------------------
            *3.1              Certificate of Incorporation of Medicis, as
                              amended (incorporated by reference to Medicis'
                              Annual Report on Form 10-K for the fiscal year ended June 30, 1995).

            *3.2 Amended and Restated By-laws of Medicis (incorporated by reference to Medicis' Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).

            *4.1 Rights Agreement, dated as of August 17, 1995, by and between Medicis and American Stock Transfer & Trust Company, as rights agent (incorporated by reference to Medicis' Annual Report on Form 10-K for the fiscal year ended June 30, 1995).

             4.2 Amendment No. 1 to Right Agreement, dated as of April 15, 1996, by and between Medicis and American Stock Transfer & Trust Company, as rights agent.

            *4.3 Amendment No. 2 to Right Agreement, dated as of March 17, 1997, by and between Medicis and Norwest Bank Minnesota, N.A. (incorporated by reference to Medicis' Quarterly Report on Form 10-Q for the quarter ended March 31, 1997).

           **4.4 Amendment No. 3 to Right Agreement, dated as of May 31, 2002, by and between Medicis and Wells Fargo Bank Minnesota, N.A., as successor-in-interest to American Stock Transfer & Trust Company.

            *4.5 Indenture, dated as of June 4, 2002, by and between Medicis and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference to Medicis' Current Report on Form 8-K filed with the SEC on June 6, 2002).

            *4.6 Registration Rights Agreement, dated as of June 4, 2002, by and between Medicis and Deutsche Bank Securities Inc. (incorporated by reference to Medicis' Current Report on Form 8-K filed with the SEC on June 6, 2002).

            *4.7 Form of Global 2.5% Contingent Convertible Senior Note (included in Exhibit 4.5).

           **5                Opinion of Akin, Gump, Strauss, Hauer & Feld,
                              L.L.P.

             12               Computation of Ratios of Earnings to Fixed
                              Charges.

           **23.1 Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in the opinion filed as Exhibit
                              5).

           **23.2             Consent of Ernst & Young LLP, Independent
                              Accountants.

           **23.3             Consent of PricewaterhouseCoopers, Independent
                              Accountants.

           **24 Power of Attorney (included in the signature page of this Registration Statement).

           **25 Statement of Eligibility and Qualification of the Trustee under the Trust Indenture Act of 1939, as amended, on Form T-1.

----------
*     Incorporated by reference as indicated.

**    Previously filed.

ITEM 17. UNDERTAKINGS

      The undersigned registrant hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, Medicis Pharmaceutical Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, Arizona on October 11, 2002.

                                   MEDICIS PHARMACEUTICAL CORPORATION


                                   By: /s/ Mark A. Prygocki, Sr.
                                      ------------------------------------------
                                   Name:  Mark A. Prygocki, Sr.
                                   Title: Chief Financial Officer, Corporate
                                          Secretary and Treasurer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

           Signature                                   Title                                Date
           ---------                                   -----                                ----
/s/         *                        Chairman of the Board of Directors and            October 11, 2002
---------------------------                   Chief Executive Officer
Jonah Shacknai                             (Principal Executive Officer)

/s/ Mark A. Prygocki, Sr.            Executive Vice President, Chief Financial         October 11, 2002
---------------------------              Officer, Corporate Secretary and
Mark A. Prygocki, Sr.                                Treasurer
                                   (Principal Financial and Accounting Officer)

/s/         *                                        Director
---------------------------
Arthur G. Altschul, Jr.                                                                October 11, 2002

/s/         *                                        Director
---------------------------
Spencer Davidson                                                                       October 11, 2002

/s/         *                                        Director
---------------------------
Peter S. Knight, Esq.                                                                  October 11, 2002

            *                                        Director
---------------------------
Michael A. Pietrangelo                                                                 October 11, 2002

           Signature                                   Title                                Date
           ---------                                   -----                                ----
            *                                         Director
---------------------------
Philip S. Schein, M.D.                                                                 October 11, 2002

            *                                         Director
---------------------------
Lottie Shackelford                                                                     October 11, 2002



*By: /s/Mark A. Prygocki, Sr.
     ------------------------
     Mark A. Prygocki, Sr.
     Attorney-in-fact

                                  EXHIBIT INDEX

     The following is a list of exhibits filed as part of this registration statement.

            Exhibit
            Number                         Description
         ------------    -------------------------------------------------------

            *3.1 Certificate of Incorporation of Medicis, as amended (incorporated by reference to Medicis' Annual Report on Form 10-K for the fiscal year ended June 30, 1995).

            *3.2 Amended and Restated By-laws of Medicis (incorporated by reference to Medicis' Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).

            *4.1 Rights Agreement, dated as of August 17, 1995, by and between Medicis and American Stock Transfer & Trust Company, as rights agent (incorporated by reference to Medicis' Annual Report on Form 10-K for the fiscal year ended June 30, 1995).

             4.2 Amendment No. 1 to Right Agreement, dated as of April 15, 1996, by and between Medicis and American Stock Transfer & Trust Company, as rights agent.

            *4.3 Amendment No. 2 to Right Agreement, dated as of March 17, 1997, by and between Medicis and Norwest Bank Minnesota, N.A. (incorporated by reference to Medicis' Quarterly Report on Form 10-Q for the quarter ended March 31, 1997).

           **4.4 Amendment No. 3 to Right Agreement, dated as of May 31, 2002, by and between Medicis and Wells Fargo Bank Minnesota, N.A., as successor-in-interest to American Stock Transfer & Trust Company.

            *4.5 Indenture, dated as of June 4, 2002, by and between Medicis and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference to Medicis' Current Report on Form 8-K filed with the SEC on June 6, 2002).

            *4.6 Registration Rights Agreement, dated as of June 4, 2002, by and between Medicis and Deutsche Bank Securities Inc. (incorporated by reference to Medicis' Current Report on Form 8-K filed with the SEC on June 6, 2002).

            *4.7 Form of Global 2.5% Contingent Convertible Senior Note (included in Exhibit 4.5).

           **5           Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

             12          Computation of Ratios of Earnings to Fixed Charges.

           **23.1        Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                         (included in the opinion filed as Exhibit 5).

           **23.2        Consent of Ernst & Young LLP, Independent Accountants.

           **23.3        Consent of PricewaterhouseCoopers, Independent
                         Accountants.

           **24          Power of Attorney.

           **25 Statement of Eligibility and Qualification of the Trustee under the Trust Indenture Act of 1939, as amended, on Form T-1.

----------
*     Incorporated by reference as indicated.

**    Previously Filed.